As filed with the Securities and Exchange Commission on July 22, 2004
Registration No. 333-112906

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Valeant Pharmaceuticals International
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	33-0628076
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3300 Hyland Avenue

Costa Mesa, California 92626
(714) 545-0100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Eileen C. Pruette

Executive Vice President
and General Counsel
Valeant Pharmaceuticals International
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

William T. Manierre, Esq.
Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, California 94111

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered	Price Per Unit	Offering Price	Registration Fee

7.0% Senior Notes due 2011	$300,000,000	100%(1)	$300,000,000(1)	$38,010

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY      , 2004

$300,000,000

(Valeant Pharmaceuticals Logo)

Valeant Pharmaceuticals International

Exchange Offer for

7.0% Senior Notes due 2011

        We are offering to exchange an aggregate principal amount of up to $300,000,000 of our new 7.0% Senior Notes due 2011 for a like amount of our old 7.0% Senior Notes due 2011. The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not contain provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.

      Unless otherwise indicated in this offering circular, “we,” “us” and “our” refer to Valeant.

      The exchange offer expires at 5:00 p.m., New York City time, on                     , 2004, unless we extend it.

      The new notes will not be listed on any national securities exchange or approved for quotation through any automated system.

      Each broker-dealer that receives new notes for its own account in exchange for old notes represents that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities (and not acquired directly from Valeant, any subsidiary of Valeant or any of their affiliates) and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, or the Securities Act, in connection with any resale of the new notes; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, upon receiving prior written notice from a participating broker-dealer, during the period ending on the earlier of (1) 270 days from the effective date of the exchange offer registration statement, subject to extension in limited circumstances, and (2) the date on which participating broker-dealers are no longer required to deliver a prospectus in connection with any resale of new notes, we will use commercially reasonable efforts to keep the exchange offer registration statement effective to the extent necessary to ensure that this prospectus is available for sales of the new notes by participating broker-dealers. See “Plan of Distribution and Selling Restrictions.”

      For a discussion of risk factors that should be considered in connection with an investment in the new notes, see “ Risk Factors” beginning on page 7.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July     , 2004.

      You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Neither the notes nor any shares of common stock issuable upon conversion of the notes are being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the Securities and Exchange Commission.

      This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

i

SUMMARY

      This summary highlights selected information from this prospectus. It does not contain all the information that is important to understanding this offering or the terms of the notes. You should read carefully the entire prospectus and the documents incorporated by reference, including our consolidated financial statements and their related notes. Unless the context otherwise requires in this summary, ”we,” ”our” or ”us” refer to Valeant Pharmaceuticals International and its subsidiaries.

Valeant Pharmaceuticals International

      We are a global, publicly-traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. Our products are currently sold in 128 markets around the world, and encompass a broad range of therapeutic areas, with a primary focus upon our three targeted areas: infectious disease, neurology and dermatology. Our research and new product development initiatives focus on innovative treatments for infectious diseases and cancer. We believe that this research and development capability, in conjunction with our worldwide capacity to commercialize our products, positions us as a leading, fully integrated specialty pharmaceutical company.

      We develop, manufacture and distribute a broad range of prescription and non-prescription pharmaceuticals. Our prescription pharmaceutical products treat, among other things, infectious diseases, diseases of the skin, neuromuscular disorders, cancer, cardiovascular disease, diabetes and psychiatric disorders. Our current product portfolio comprises more than 575 branded products, with over 2,500 stock-keeping units. We market our products globally through a sales force of over 1,250 representatives. Our products are sold globally, through four reportable pharmaceutical segments comprising: North America, Latin America, Europe and Asia, Africa and Australia.

      During the third quarter of 2003, we approved restructuring plans to establish a global manufacturing and supply chain network of five manufacturing sites, which will result in the disposition of ten of our manufacturing sites. In the second quarter of 2004, we have made significant progress towards our plans of disposing certain of the manufacturing sites. In the second quarter of 2004, we recorded a pre-tax restructuring charge of approximately $20 million primarily for impairment of these sites.

      In May 2004, we repurchased $89.4 million of our 6 1/2% Convertible Subordinated Notes due 2008. In connection with this repurchase we recorded a pre-tax loss on extinguishment of debt of $5.9 million in the second quarter of 2004. On July 21, 2004, we redeemed the remaining $236.6 million aggregate principal amount of our 6 1/2% Notes outstanding at a redemption price of 103.714% of the principal amount. As a result of this redemption, Ribapharm is no longer a co-obligor under our 7% Senior Notes due 2011, 3.0% Convertible Subordinated Notes due 2010 and 4.0% Convertible Subordinated Notes due 2013. In connection with this repurchase, we will record a pre-tax loss on early extinguishment of debt of approximately $14 million in the quarter ended September 30, 2004.

      As of March 31, 2004, we had approximately 4,800 employees. Our principal executive offices are located at 3300 Hyland Avenue, Costa Mesa, California 92626. Our telephone number is (714) 545-0100. Our web site is www.valeant.com. The information contained on our web site is not incorporated by reference in this prospectus.

      We are incorporated under the laws of Delaware. Our name was changed from ICN Pharmaceuticals, Inc. to Valeant Pharmaceuticals International in 2003.

      You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and the other reports we file with the SEC. See “Where You Can Find More Information” on page 82.

The Exchange Offer

      On December 12, 2003, we issued $300,000,000 principal amount of 7% Senior Notes due 2011, the old notes, to which the exchange offer applies, to initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The Exchange Offer	We are offering new 7% Senior Notes due 2011, which new notes will be registered under the Securities Act, in exchange for the old notes.

To exchange your old notes, you must properly tender them and we must accept them. We will exchange all old notes that you validly tender and do not validly withdraw. We will cancel all old notes accepted for exchange and issue registered new notes promptly after the expiration of the exchange offer.

Resale of New Notes	We believe that, if you are not a broker-dealer, you may offer new notes for resale, resell or otherwise transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• are not an “affiliate,” as defined under the Securities Act, of Valeant;

• acquired the new notes in the ordinary course of business;

• are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a “distribution,” as defined under the Securities Act, of the new notes; and

• are not acting on behalf of any person who could not truthfully make the foregoing representations.

Our belief that resales and other transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations of the SEC given to other, unrelated issuers in transactions similar to the exchange offer. We cannot assure you that the SEC would take the same position with respect to the exchange offer. If any of the above conditions is not satisfied, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transaction involving a transfer of the new notes. Failure to so comply may result in liability to you under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Notwithstanding the foregoing, any holder who acquired its old notes to be exchanged for new notes in the exchange offer directly from us or any of our affiliates, must acknowledge and agree that it:

• may not rely on the interpretations of the staff of the SEC described above; and

• must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by the securities laws.

Any broker-dealer that receives new notes for its own account in exchange for old notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each broker-dealer that receives new notes for its own account in exchange for old notes must represent that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities (and not acquired directly from the issuer, or any of its affiliates) and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Valeant has agreed that, upon receiving prior written notice from a participating broker-dealer, during the period ending on the earlier of (1) 270 days from the effective date of the exchange offer registration statement, subject to extension in limited circumstances, and (2) the date on which participating broker-dealers are no longer required to deliver a prospectus in connection with any resale of new notes, it will use commercially reasonable efforts to keep the exchange offer registration statement effective to the extent necessary to ensure that this prospectus is available for sales of the new notes by participating broker-dealers. See “Plan of Distribution and Selling Restrictions.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we extend it.

Withdrawal	You may withdraw your tender of old notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer — Withdrawal Rights.”

Procedures for Tendering Old Notes	Each holder of old notes that wishes to accept the exchange offer must, before the exchange offer expires, either:

• transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the old notes, to the exchange agent; or

• if old notes are tendered in accordance with book-entry procedures, arrange with The Depository Trust Company, or DTC, to cause to be transmitted to the exchange agent an agent’s message indicating, among other things, the holder’s agreement to be bound by the letter of transmittal; or

• comply with the procedures described below under “—Guaranteed Delivery.”

A holder of old notes that tenders old notes in the exchange offer must represent, among other things, that:

• the holder is not an affiliate of ours;

• the holder is acquiring the new notes in its ordinary course of business;

• the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes; and

• the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Do not send letters of transmittal, certificates representing old notes or other documents to us or DTC. Send these documents only to the exchange agent at the address given in this prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Old Notes	If:

• you beneficially own old notes;

• those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian; and

• you wish to tender your old notes in the exchange offer,

you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery	If you hold old notes in certificated form or if you own old notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those old notes, but:

• the certificates for your old notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires; or

• you cannot complete the procedure for book-entry transfer on time, you may tender your old notes in accordance with the procedures described in “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery.”

Consequences of Not Exchanging Old Notes	If you do not tender your old notes or we reject your tender, your old notes will remain outstanding and will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. Holders of old notes will not be entitled to any further registration rights under the registration rights agreement with the initial purchaser of the old notes, or the registration rights agreement, except under limited circumstances with respect to specific types of holders of old notes.

You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

U.S. Tax Considerations	Your exchange of old notes for new notes will not be treated as a taxable exchange for U.S. tax purposes. See “Certain United States Federal Tax Consequences.”

Conditions to the Exchange Offer	The exchange offer is subject to the condition that it not be prohibited by applicable federal law or any SEC policy.

Use of Proceeds	We will not receive any proceeds from the exchange offer. We used a portion of the net proceeds from the offering of the old notes to retire outstanding indebtedness. The balance will be used for general corporate purposes.

See “Use of Proceeds.”

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all old notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the new notes promptly after the expiration of the exchange offer.

Exchange Agent	The Bank of New York is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer — Exchange Agent” and in the letter of transmittal.

The New Notes

      The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

• will have been registered under the Securities Act;

• will not bear restrictive legends restricting their transfer under the Securities Act;

• will not be entitled to the registration rights that apply to the old notes; and

• will not contain provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.

Issuer	Valeant Pharmaceuticals International

Notes Offered	$300,000,000 aggregate principal amount 7.0% senior notes due 2011

Maturity	December 15, 2011

Interest Payment Dates	June 15 and December 15 of each year, beginning on December 15, 2004.

Ranking	The notes are senior unsecured obligations. They rank senior in right of payment to any existing and future subordinated indebtedness of ours. The notes are effectively subordinated to the outstanding indebtedness and other liabilities of our subsidiaries.

Ribapharm Inc.	Our subsidiary, Ribapharm Inc., was a co-obligor on the notes when they were issued, but it remained so only for so long as it was a co-obligor on our 6 1/2% Convertible Subordinated Notes due

2008. Ribapharm Inc. ceased to be a co-obligor on the notes on July 21, 2004, when we redeemed all of the 6 1/2% Convertible Subordinated Notes due 2008 that remained outstanding.

Optional Redemption	We may, at our option, redeem some or all of the notes at any time on or after December 15, 2007, at the redemption prices listed under “Description of the Notes — Optional Redemption.” In addition, on or prior to December 15, 2006, we may, at our option, redeem up to 35% of the notes with the proceeds of certain sales of our equity at the redemption price listed under “Description of the Notes — Optional Redemption.” We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes issued remains outstanding.

Mandatory Repurchase Offer	If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase all or a portion of the notes at the prices listed under “Description of the Notes — Repurchase at the Option of Holders.”

Certain Covenants	We will issue the new notes under an indenture with The Bank of New York, which will initially act as trustee on your behalf. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

• incur more debt;

• pay dividends and make distributions;

• make certain investments;

• repurchase stock;

• create liens;

• enter into transactions with affiliates;

• enter into sale leaseback transactions;

• merge or consolidate; and

• transfer or sell assets.

For more details, see “Description of the New Notes — Certain Covenants.”

When the notes are issued, all our subsidiaries will be restricted subsidiaries, as defined in the indenture, except ICN Yugoslavia DD.

These covenants will be subject to a number of important exceptions and qualifications as described under “Description of the Notes — Certain Covenants.”

Risk Factors	You should consider carefully all of the information set forth in this offering memorandum and, in particular, you should evaluate the specific factors under “Risk Factors.”

RISK FACTORS

      Investing in the notes involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in, or incorporated by reference into, this prospectus, in determining whether or not to purchase notes.

Risks Relating To Our Business

If we cannot successfully develop or obtain future products, our growth may be delayed.

      Our future growth will depend, in large part, upon our ability to develop or obtain and commercialize new products and new formulations of, or indications for, current products. We are engaged in an active research and development program involving compounds owned by us or licensed from others which we may commercially develop in the future. The process of successfully commercializing products is time consuming, expensive and unpredictable. There can be no assurance that we will be able to develop or acquire new products, obtain regulatory approvals to use these products for proposed or new clinical indications, manufacture our potential products in compliance with regulatory requirements or in commercial volumes, or gain market acceptance for such products. It may be necessary for us to enter into other licensing arrangements, similar to our arrangements with Schering-Plough and F. Hoffmann-La Roche Ltd., or Roche, with other pharmaceutical companies in order to market effectively any new products or new indications for existing products. There can be no assurance that we will be successful in entering into such licensing arrangements on terms favorable to us or at all.

      On November 6, 2003, we announced that we were commencing Phase 3 clinical trials of Viramidine. There can be no assurance that our clinical trials for Viramidine will be successful, that we will be granted approval to market Viramidine for the indication we are seeking or that Viramidine will be a commercially successful product.

The introduction of generic products has significantly impacted our ribavirin royalties and may impact our ability to finance research and development activities.

      Royalty revenues earned by us under our ribavirin license agreements with Schering-Plough and Roche represent an important source of revenues to us. Schering-Plough markets ribavirin for use in combination with its interferon product under the trade name “Rebetol” as a therapy for the treatment of hepatitis C and Roche markets ribavirin for use in combination with its interferon product under the name “Copegus.” Under the terms of their license agreements, Schering-Plough and Roche each have sole discretion to determine the pricing of ribavirin and the amount and timing of resources devoted to their respective marketing of ribavirin.

      Competition from generic pharmaceutical companies has had a material negative impact on our royalty revenue and is expected to continue to have an impact. With respect to Schering-Plough, royalties have been affected by reduced sales by Schering-Plough as well as a reduction in the effective royalty rate per the license agreement. With respect to Roche, under the license agreement, introduction of generics in any market will eliminate the obligation of Roche to pay royalties for net sales in that market. Our research and development activities have historically been funded by the royalties received from Schering-Plough and Roche. Prospectively, substantially greater reliance on the profitability of the specialty pharmaceutical business will be required.

      Although our financial planning has included an expectation of the erosion of royalty revenue due to generic competition for ribavirin in the United States, a greater-than-expected erosion of royalties from the United States, or a significant decrease in royalties from expected levels for markets other than the United States, could require us to reduce research and development expenditures and other activities.

      Various parties are opposing our ribavirin patents in actions before the European Patent Office, and we are responding to these oppositions. While data exclusivity for the combination therapies marketed by Schering-Plough and Roche is scheduled to continue in the major markets of the European Union until 2009 for Schering-Plough and 2012 for Roche, regulatory approvals and schemes may change and/or studies regarding ribavirin in combination with interferon may be replicated, allowing earlier introduction of generics into such markets.

If our focus on the development of Viramidine does not result in an approved and commercially successful product, our business could be adversely affected.

      We focus our research and development activities on areas in which we have particular strengths, particularly antivirals. The outcome of any development program is highly uncertain. Although Viramidine appears promising and has advanced to Phase 3 clinical trials, it may yet fail to yield a commercial product. Success in preclinical and early stage clinical trials may not necessarily translate into success in large-scale clinical trials. Further, to be successful in clinical trials, increased investment will be necessary, which will adversely affect short-term profitability.

      In addition, we will need to obtain and maintain regulatory approval in order to market Viramidine. Even if Viramidine appears promising in large-scale Phase 3 clinical trials, regulatory approval may not be achieved. The results of clinical trials are susceptible to varying interpretations that may delay, limit or prevent approval or result in the need for post-marketing studies. In addition, changes in regulatory policy for product approval during the period of product development and FDA review of a new application may cause delays or rejection. Even if we receive regulatory approval, this approval may include limitations on the indications for which we can market the product. There is no guarantee that we will be able to satisfy the needed regulatory requirements, and we may suffer a significant variation from planned revenue as a result.

As we develop and commercialize new products, we will have to incur a sizeable amount of research and development expenses to advance such products through the clinical trial and regulatory approval process. Such expenditures may have the effect of causing our earnings and cash flows to decline.

      We currently are in clinical trials with three products, two of which, Viramidine and remofovir, are being funded by us. In December 2003, we initiated Phase 3 trials of Viramidine. These clinical trials require significant research and development expenditures. In January, 2004, we announced that our total research and development expenses would be approximately $85 million to $95 million for 2004 as compared to $45 million in 2003, as we continue with the Phase 3 studies of Viramidine and progress continues with the clinical trials of remofovir. The increased amount of research and development expenses will negatively impact our earnings and cash flows.

Third parties may be able to sell generic forms of our products or block our sales of our products if our intellectual property rights or data exclusivity rights do not sufficiently protect us; patent rights of third parties may also be asserted against us.

      Our success depends in part on our ability to obtain and maintain meaningful exclusivity protection for our products and product candidates throughout the world via patent protection and/or data exclusivity protection. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. We will be able to protect our products from generic substitution by third parties only to the extent that our technologies are covered by valid and enforceable patents, effectively maintained as trade secrets or are protected by data exclusivity. However, our currently pending or future patent applications may not issue as patents. Any patent issued may be challenged, invalidated, held unenforceable or circumvented. Furthermore, our patents may not be sufficiently broad to prevent third parties from producing generic substitutes for our products. Lastly, data exclusivity schemes vary from country to country and may be limited or eliminated as governments seek to reduce pharmaceutical costs by increasing the speed and ease of approval of generic products.

      In order to protect or enforce patent and/or data exclusivity rights, we may initiate patent litigation against third parties, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property and data exclusivity actions are costly and divert technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings, resulting in a finding of non-infringement or invalidity of our patents, or a lack of protection via data exclusivity, may allow entry of generic substitutes for our products.

      Furthermore, because of the substantial amount of discovery required in connection with such litigation, there is a risk that some of our confidential information could be compromised by disclosure during such litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our securities.

      We have limited patent rights in selected countries of the European Union, Switzerland and Japan relating to the antiviral use of ribavirin. These patents are currently scheduled to expire by 2005, although we are is seeking to extend these patents until 2010. We may not be able to have these patents extended.

      The existence of a patent will not necessarily protect us from competition. Competitors may successfully challenge our patents, produce similar drugs that do not infringe our patents or produce drugs in countries that do not respect our patents.

      No patent can protect its holder from a claim of infringement of another patent. Therefore, our patent position cannot and does not provide an assurance that the manufacture, sale or use of products patented by us could not infringe a patent right of another.

      While we know of no actual or threatened claim of infringement that would be material to us, there can be no assurance that such a claim will not be asserted. If such a claim is asserted, there can be no assurance that the resolution of the claim would permit us to continue producing the relevant product on commercially reasonable terms.

Obtaining necessary government approvals is time consuming and not assured.

      FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. Numerous requirements must be satisfied, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. No assurance can be given that we will obtain approval in the United States, or any other country, of any application we may submit for the commercial sale of a new or existing drug or compound. Nor can any assurance be given that if such approval is secured, the approved labeling will not have significant labeling limitations that could affect profitability, or that those drugs or compounds will be commercially successful.

      The FDA and other regulatory agencies in other countries also periodically inspect manufacturing facilities both in the United States and abroad. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products, refusal to renew marketing applications, and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay us from obtaining future regulatory approvals or jeopardize existing approvals.

Difficulties with acquisitions could materially impact our future growth.

      We intend to pursue a strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations. There can be no assurance that we will successfully complete or finance any future acquisition or investment or that any acquisitions that we do complete will be completed at prices or on terms that prove to be advantageous to us. The success or failure in integrating the operations of companies that we have acquired or may acquire in the future may have a material impact on our future growth and success.

If competitors develop vaccines or more effective or less costly drugs for our target indications, our business could be seriously harmed.

      The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Ribavirin and many of the drugs that we are attempting to discover will be competing with new and existing therapies. Many companies in the United States and abroad are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. For example, in December 2002, Roche received approval to sell Copegus, its version of ribavirin. In addition, Human Genome Sciences, Inc. submitted an investigational new drug application with the FDA in October 2000 to initiate Phase 1 human clinical trials of Albuferon for treatment of hepatitis C. If Albuferon or other therapies that do not incorporate the use of our products prove to be a more effective treatment for hepatitis C than the combination therapy involving ribavirin, then our royalty revenues from ribavirin could significantly decrease. In addition, there are institutions engaged in research on the development of a vaccine to prevent hepatitis C. The availability of such a vaccine could have a material adverse effect on our revenues from sales of products treating hepatitis C.

      Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. We believe that many of our competitors spend significantly more on research and development related activities than we do. Others may succeed in developing products that are more effective than those currently marketed or proposed for development by us. Progress by other researchers in areas similar to those being explored by us may result in further competitive challenges. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products. They may also establish exclusive collaborative or licensing relationships with our competitors.

      Competing therapies in development may include:

•	Infergen being developed by Amgen, Inc. and Intermune;

•	Omega interferon being developed by BioMedicines;

•	Thymosin alfa being developed by SciClone Pharmaceuticals, Inc.;

•	Albuferon being developed by Human Genome Sciences, Inc.; and

•	Protease inhibitors being developed by Boehringer Ingelheim, Eli Lilly and Company, Vertex Pharmaceuticals Incorporated, Viropharma Incorporated, Wyeth and Gilead Sciences, Inc.

      Other companies that engage in research activities similar to our research activities include Abbott Laboratories, Pfizer, Inc., GlaxoSmithKline plc, Merck & Co., Inc. and Novartis AG.

If our products are alleged to be harmful, we may not be able to sell them and we may be subject to product liability claims not covered by insurance.

      The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Using our drug candidates in clinical trials may expose us to product liability claims. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from our products. While to date no material adverse claim for personal injury resulting from allegedly defective products, including ribavirin, has been successfully maintained against us, a substantial claim, if successful, could have a material negative impact on us.

      In the event that anyone alleges that any of our products are harmful, we may experience reduced consumer demand for our products or our products may be recalled from the market. In addition, we may be forced to defend lawsuits and, if unsuccessful, to pay a substantial amount in damages. We currently do not have insurance against product liability risks for most of our commercially developed products. Insurance is expensive and, if we seek such insurance in the future, it may not be available on acceptable terms. Even if obtained, insurance may not fully protect us against potential product liability claims.

      Additionally, there is a potential for product liability claims from patients participating in our clinical trials in the event a participant is harmed by the product. We currently maintain clinical trial insurance in major markets in which we conduct clinical trials. There is no assurance, however, that such insurance will be sufficient to cover all claims.

We are involved in various legal proceedings that could adversely affect us.

      We are involved in several legal proceedings, including the following matters.

Securities Class Actions

      Since July 25, 2002, multiple class actions have been filed in the United States District Courts for the Eastern District of New York, the District of New Jersey and the Central District of California against us and certain of our former executive officers. The lawsuits have been consolidated; the consolidated complaint alleges that the defendants violated Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder, by issuing false and misleading financial results to the market during different class periods ranging from May 3, 2001 to July 10, 2002, thereby artificially inflating the price of our stock. The lawsuit generally claims that we issued false and misleading statements by improperly inflating our sales volume and revenues through excess shipment of products to our distributors, with respect to our Russian operations, in the marketing of Efudex and regarding the earnings and sales of our former Photonics division. The plaintiffs generally seek to recover compensatory damages, including interest. While we intend to defend this matter vigorously, an adverse result could have a material adverse effect on us.

      On May 9, 2003, a bondholder filed a class action lawsuit against us and some of our current and former directors and former executive officers. The lawsuit alleges that the defendants violated Sections 11 and 15 of the Securities Act by making false and misleading statements in connection with the offering of 6 1/2% Convertible Subordinated Notes due 2008. The lawsuit generally claims that we issued false and misleading statements by improperly inflating our sales volume and revenues through excess shipment of products to our distributors, with respect to our Russian operations, and regarding the earnings and sales of our former Photonics division. The plaintiffs generally seek to recover compensatory damages, including interest. While we intend to defend this matter vigorously, an adverse result could have a material adverse effect on us.

              Settlement with the Securities and Exchange Commission

      We are subject to the provisions of a settlement agreement with the Securities and Exchange Commission, which arose from a civil complaint brought against us by the Commission in 1999. We reached a settlement of the matter which was embodied in court orders entered in 2002. The material terms of the settlement with the Commission are as follows: we, without admitting or denying liability, consented to the entry of a consent judgment permanently enjoining us from violating Section 10(b) of the Exchange Act, and Rule 10b-5, promulgated thereunder. We paid a civil penalty in the amount of $1,000,000. We also consented to various corporate governance undertakings regarding FDA-related press releases. Because the settlement documents explicitly acknowledged that we incurred a “change of control” as of May 29, 2002, we are eligible to and intend to file in summer 2004 an application for termination of the undertakings upon a showing of “good cause.” As a result of the settlement, we cannot take advantage of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and, therefore, may be hindered in the defense of any future allegations.

Argentina Antitrust Matter

      In July of 2004, we were advised that the Argentine Antitrust Agency had issued a notice unfavorable to us in a proceeding against our Argentine subsidiary. The proceeding involves allegations that our subsidiary in Argentina abused a dominant market position in 1999 by increasing its price on Mestinon in Argentina and not supplying the market for approximately two months. Our subsidiary filed documents with the agency offering an explanation justifying its actions, but the agency has now rejected the explanation. We are considering our response. Argentinean law permits a fine to be levied of up to $5 million plus 20% of profits realized due to the alleged wrongful conduct. Counsel in the matter advises that the size of the transactions alleged to have violated the law will unlikely draw the maximum penalty.

Our flexibility in maximizing commercialization opportunities for our compounds may be limited by our obligations to Schering-Plough.

      In November 2000, we entered into an agreement that provides Schering-Plough with an option to acquire the rights to up to three of our products intended to treat hepatitis C that they designate prior to our entering into Phase 2 clinical trials and a right for first/last refusal to license various compounds we may develop and elect to license to others. Viramidine was not subject to the option of Schering-Plough, but it would be subject to their right of first/last refusal if we elected to license it to a third party. In addition, the agreement provides for certain other disclosures about our research and development activities. The interest of potential collaborators in obtaining rights to our compounds or the terms of any agreements we ultimately enter into for these rights may be impacted by our agreement with Schering-Plough. A commercialization partner other than Schering-Plough might have otherwise been preferable due to that potential partner’s strength in a given disease area or geographic region or for other reasons.

We are subject to uncertainty related to health care reform measures and reimbursement policies.

      The levels at which government authorities, private health insurers, HMOs and other organizations reimburse the costs of drugs and treatments related to those drugs will have an effect on the successful commercialization of our drug candidates. We cannot be sure that reimbursement in the United States or elsewhere will be available for any drugs we may develop or, if already available, will not be decreased in the future. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drugs. If reimbursement is not available or is available only to limited levels, we may not be able to obtain a satisfactory financial return on the manufacture and commercialization of any future drugs. In addition, as a result of the trend towards managed health care in the United States, as well as legislative proposals to reduce government insurance programs, third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drug products. Consequently, significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payors may not establish and maintain price levels sufficient for us to realize an appropriate return on our investment in product development.

If our nucleoside analog library is destroyed because of an earthquake or other disaster, our research and development program may be seriously harmed.

      The laboratory books and the compounds that comprise our nucleoside analog library are all located at our headquarters in Costa Mesa, California, near areas where earthquakes have occurred in the past.

      There are no duplicate copies off-premises and there are no backup copies of the product candidates we are currently developing. No duplicate copies of our nucleoside analog library exist because making copies would be prohibitively expensive and the library has not been moved off-site because our scientific staff is currently in the process of screening it. Our ability to develop potential product candidates from our nucleoside analog library would be significantly impaired if these records were destroyed in an earthquake or other disaster. Any insurance we maintain may not be adequate to cover our losses.

Dependence on key personnel leaves us vulnerable to a negative impact if they leave.

      We believe that our continued success will depend to a significant extent upon the efforts and abilities of the key members of management. The loss of their services could have a negative impact on us.

      In addition, our research and development effort depends upon the principal members of our scientific staff. Our success depends upon our ability to attract, train, motivate and retain qualified scientific personnel.

Qualified personnel are in great demand throughout the biotechnology and pharmaceutical industries. We may not be able to attract additional personnel or retain existing employees.

Our third party manufacturers’ failure to comply with FDA regulations could cause interruption of the manufacture of our products.

      Our manufacturers are required to adhere to regulations enforced by the FDA and similar regulatory agencies in other countries. Our dependence upon others to manufacture our products may adversely affect our profit margins and our ability to develop and commercialize products on a timely and competitive basis. Delays or difficulties with contract manufacturers in producing, packaging or distributing our products could adversely affect the sales of our current products or introduction of other products.

      Schering-Plough manufactures and sells ribavirin under license from us. In February 2001, Schering-Plough announced that the FDA has been conducting inspections of Schering-Plough’s manufacturing facility in Las Piedras, Puerto Rico that manufactures ribavirin, and has issued reports citing deficiencies concerning compliance with current Good Manufacturing Practices, primarily relating to production processes, controls and procedures. In June 2001, Schering-Plough announced that FDA inspections at this and one other Schering-Plough facility in May and June 2001 cited continuing and additional deficiencies in manufacturing practices. In May 2002, Schering-Plough signed a consent decree of permanent injunction with the FDA, agreeing to measures to assure that the drug products manufactured at their Puerto Rico plant are made in compliance with FDA’s current good manufacturing practice regulations. While Schering-Plough has advised us that the deficiencies were not specifically applicable to the production of ribavirin, the Consent Decree covers the facility producing ribavirin. Schering-Plough’s ability to manufacture and ship ribavirin could be affected by temporary interruption of some production lines to install system upgrades and further enhance compliance, and other technical production and equipment qualification issues.

      If the FDA is not satisfied with Schering-Plough’s compliance under the Consent Decree, the FDA could take further regulatory actions against Schering-Plough, including the seizure of products, an injunction against further manufacture, a product recall or other actions that could interrupt production of ribavirin. Interruption of ribavirin production for a sustained period of time could materially reduce our royalty receipts.

Our business, financial condition and results of operations are subject to risks arising from the international scope of our operations.

      We conduct a significant portion of our business outside the United States. Approximately 78% and 80% of our revenue was generated outside the United States during the year ended December 31, 2003, and the three months ended March 31, 2004, respectively. We sell our pharmaceutical products in 128 countries around the world and employ approximately 4,300 individuals in countries other than the United States. The international scope of our operations may lead to volatile financial results and difficulties in managing our operations because of, but not limited to, the following:

•	difficulties and costs of staffing, severance and benefit payments and managing international operations;

•	exchange controls, currency restrictions and exchange rate fluctuations;

•	unexpected changes in regulatory requirements;

•	the burden of complying with multiple and potentially conflicting laws;

•	the geographic, time zone, language and cultural differences between personnel in different areas of the world;

•	greater difficulty in collecting accounts receivables in and moving cash out of certain geographic regions;

•	the need for a significant amount of available cash from operations to fund our business in a number of geographic and economically diverse locations; and

•	political, social and economic instability in emerging markets in which we currently operate.

Many of our key processes, opportunities and expenses are a function of national and/or local government regulation. Significant changes in regulations could have a material adverse impact on our business.

      The process by which pharmaceutical products are approved is lengthy and highly regulated. We have developed expertise in managing this process in the many markets around the world. Our multi-year clinical trials programs are planned and executed to conform to these regulations, and once begun, can be difficult and expensive to change should the regulations regarding approval of pharmaceutical products significantly change.

      In addition, we depend on patent law and data exclusivity to keep generic products from reaching the market before we have adequately recouped our investment in the discovery and development of our products. In assessing whether we will invest in any development program, or license a product from a third party, we assess the likelihood of patent and/or data exclusivity under the laws and regulations then in effect. If those schemes significantly change in a large market, or across many smaller markets, our ability to protect our investment may be adversely affected.

      Appropriate tax planning requires that we consider the current and prevailing national and local tax laws and regulations, as well as international tax treaties and arrangements that we enter into with various government authorities. Changes in national/local tax regulations, or changes in political situations may limit or eliminate the effects of our tax planning. Our U.S. tax returns for the periods from 1997 to 2001 are currently being reviewed by the Internal Revenue Service. While we believe the tax returns have been prepared in accordance with the prevailing tax law at the time, interpretations of the law different from what was applied could result in permanent and timing differences that may adversely affect our reported effective tax rate and our after-tax cash flows.

Due to the large portion of our business conducted outside the United States, we have significant foreign currency risk.

      We sell products in many countries that are susceptible to significant foreign currency risk. In some of these markets we sell products for U.S. Dollars. While this eliminates our direct currency risk in such markets, it increases our credit risk because if a local currency is devalued significantly, it becomes more expensive for customers in that market to purchase our products in United States Dollars. In 2004, we entered into foreign currency hedge arrangements to hedge a portion of our exposure against variability in the Euro. We continue to evaluate the possibility of entering into arrangements which could result in additional expenditures.

We are subject to price control restrictions on our pharmaceutical products in the majority of countries in which we operate.

      There is a risk that other jurisdictions may enact price control restrictions, and that the restrictions that currently exist may be increased. Our future sales and gross profit could be materially affected if we are unable to obtain appropriate price increases.

Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds.

      We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result. Any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with, or any potential violation of, these laws and regulations could be significant. Any insurance we maintain may not be adequate to cover our losses.

Our stockholder rights plan and anti-takeover provisions of our charter documents could provide our board of directors with the ability to delay or prevent a change in control of us.

      Our stockholder rights plan, provisions of our certificate of incorporation and provisions of the Delaware General Corporation Law could provide our board of directors with the ability to deter hostile takeovers or delay, deter or prevent a change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Risks Relating to the Notes

Our subsidiaries’ creditors will get paid before you will get paid.

      We operate our businesses in part through our subsidiaries. Accordingly, we are dependent upon the cash flows of, and receipt of dividends and advances from, or repayments of advances by, our subsidiaries in order to meet our debt obligations, including the obligations under the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest, premium, if any, or principal on the notes. Any of our rights to receive any assets of any subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of us (and the consequent right of the holders of the notes to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary’s creditors (including trade creditors and holders of debt issued by such subsidiary). As a result, upon any distribution to the creditors of our subsidiaries in a bankruptcy, liquidation or reorganization or similar proceeding relating to our subsidiaries or their property, the holders of debt of our subsidiaries will be entitled to be paid in full and in cash before any payment may be made with respect to these notes. Assuming this offering closed on March 31, 2004, these notes would have been effectively junior to $44.3 million of indebtedness including trade payables of our subsidiaries.

Our subsidiary, Ribapharm Inc., is no longer a co-obligor on the notes.

      Ribapharm Inc. was a co-obligor on the notes when they were issued, but it remained so only for so long as it was a co-obligor on our 6 1/2% Convertible Subordinated Notes due 2008. Ribapharm Inc. ceased to be a co-obligor on the notes on July 21, 2004, when we redeemed all of the 6 1/2% Convertible Subordinated Notes due 2008 that remained outstanding. As a consequence, the notes are structurally subordinated to the liabilities of Ribapharm Inc. as well as those of our other subsidiaries.

Our level of indebtedness could limit cash flow available for our operations and could adversely affect our ability to service our respective debt or obtain additional financing, if necessary.

      As of March 31, 2004, our total indebtedness was approximately $1.1 billion. On a pro forma basis after giving effect to the redemption of our 6 1/2% Convertible Subordinated Notes due 2008, which occurred on July 21, 2004, our total indebtedness would have been $794.2 million as of March 31, 2004. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the notes. Among other things, our substantial indebtedness may:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	require us to dedicate all or a substantial portion of our respective cash flows to service our respective debt, which will reduce funds available for other business purposes, such as capital expenditures or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors with less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes.

      In addition, the indenture will contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

      Although there can be no assurances, we believe that the level of borrowings available to us, combined with cash provided by our operations, will be sufficient to provide for our cash requirements for the foreseeable future. However, our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. Certain of our subsidiaries may become unrestricted subsidiaries under the indenture, in which case we may not have access to the cash flows of these subsidiaries which will not be subject to the restrictive covenants under the indenture. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce research and development expenditures;

•	reduce or delay capital expenditures and acquisitions; or

•	revise or delay our strategic plans.

      If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of the indenture.

The covenants in the indenture governing the notes impose restrictions that limit our ability and the ability of most of our subsidiaries to take certain actions.

      The covenants in the indenture restrict our ability and the ability of our restricted subsidiaries to, among other things:

•	incur more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase stock;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale leaseback transactions;

•	merge or consolidate; and

•	transfer or sell assets.

      If we are unable to meet the terms of our financial covenants, or if we break any of these covenants, a default could occur under the indenture. A default could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient funds to refinance our debt. Even if new financing is made available to us, it may not be on terms acceptable to us.

The notes are unsecured and, therefore, are effectively subordinated to any of our secured debt.

      The notes are not secured by any of our assets or those of our subsidiaries. In addition, the notes are not guaranteed by our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt that we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.

We may not be able to purchase the notes upon a change in control.

      Upon the occurrence of certain specific kinds of change in control events, we will be required to offer to repurchase all outstanding notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, including interest on any unpaid interest, compounded semi-annually, if any, to but not including the date of repurchase. See “Description of the Notes — Purchase of Notes at Your Option Upon a Change in Control.” It is possible that we will not have sufficient funds at the time of a change in control to make any required repurchase of notes. If we are required to make a change in control offer, there can be no assurance that we will be able to obtain all required consents from the holders of our senior debt to allow repurchase of the notes. If we fail to repurchase the notes when required following certain change in control events, we will be in default under the indenture. In addition, we have, and may in the future incur other indebtedness with similar change in control provisions permitting our other creditors to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Risks Related to the Exchange Offer

Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes.

      We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the old notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to certain limitations. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions.

Lack of an active market for the new notes may adversely affect the liquidity and market price of the new notes.

      While the old notes are presently eligible for trading in the PORTAL® Market, there is no existing market for the new notes. We do not know if an active public market for the new notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the new notes, the ability of holders to sell their new notes or the price at which holders may sell their new notes. In addition, the liquidity and the market price of the notes may be adversely affected by changes in the overall market for securities similar to the notes, by changes in our business, financial condition or results of operations and by changes in conditions in our industry.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus, including the documents incorporated herein by reference, are forward-looking statements, including but not limited to those specifically identified as such, that involve risks and uncertainties. The statements contained herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Examples of forward-looking statements include statements regarding, among other matters, our strategic review, our acquisition strategy, our repositioning plans, our expectations regarding sales of products by the North America pharmaceutical segment, expectations regarding research and development costs and other factors affecting our financial condition or results of operations. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “intends,” “should,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those terms or comparable terminology. Similarly, statements that describe our plans, strategies, intentions, expectations, objectives, goals or prospects are forward-looking. The forward-looking statements in this and other reports generally assume a stable economic climate in the United States and other countries in which we operate and assumes that losses will not result from any of the risks to which we are subject including the following:

•	The future growth of our business is based upon the development and approval of new products, including Viramidine and remofovir. The process of developing new drugs has an inherent risk of failure. Although certain of our research compounds show promise at their current stages of development, we may fail to commercialize them for various reasons. For example, they may turn out to be ineffective or unsafe in clinical or pre-clinical testing; their patent position may become compromised; other therapies may prove more safe or effective; or the prevalence of the disease for which they are being developed may decrease. Accordingly, our inability to successfully develop our products may negatively impact future revenues.

•	We will be able to protect our products from generic substitution by third parties only to the extent that our technologies are covered by valid and enforceable patents, are effectively maintained as trade secrets or are protected by data exclusivity. However, our currently pending or future patent applications may not issue as patents. Any patent issued to us may be challenged, invalidated, held unenforceable or circumvented. Furthermore, our patents may not be sufficiently broad to prevent third parties’ competing products.

•	The scope of protection afforded by a patent can be highly uncertain. A pending claim or a result unfavorable to us in a patent dispute may preclude development or commercialization of products or impact sales of existing products, and result in payment of monetary damages. In addition, third parties may assert infringement claims against us, prohibiting the further sale of a product or increasing costs by requiring that we pay for a license.

•	Uncertainties and delays inherent in the drug approval process in the United States and other countries can preclude or delay development and commercialization of our products.

•	Our current business plan includes expansion through acquisitions in addition to the development of new products. If we are unable to successfully execute on our expansion plans, to find attractive acquisition candidates at appropriate prices, or to integrate successfully any acquired companies or products, the growth of our business will be impeded.

•	The pharmaceutical industry is subject to substantial government regulation, including the approval of new pharmaceutical products, labeling, advertising and, in some countries, pricing.

•	We sell products in many countries that are susceptible to significant foreign currency risk. In some of these markets we sell products for U.S. Dollars. While this eliminates our direct currency risk in such markets, it increases our credit risk because if a local currency is devalued significantly it becomes more expensive for customers in that market to purchase our products in U.S. Dollars. In 2004, we entered into foreign currency hedge arrangements to hedge a portion of our exposure against variability in the Euro. We continue to evaluate the possibility of entering into arrangements which would result in additional expenditures.

•	We and our competitors are always striving to develop products that are more effective, safer, more easily tolerated or less costly. If our competitors succeed in developing better alternatives to our current products before we do, we will lose sales and revenues to their alternative products.

•	If we are unsuccessful in the defense of current securities litigation, we may be ordered to pay significant monetary damages, which may have a material negative impact on our current financial position.

•	We have entered into an agreement granting Schering-Plough Ltd., or Schering-Plough, a limited right to commercialize our research compounds. The agreement could limit our own ability to commercially exploit some of our potential products. This could impede our plans for growth.

•	A significant part of our revenue derives from products manufactured by third parties. We rely on their quality level, compliance with United States Food and Drug Administration, or the FDA, regulations and continuity of supply. Any failure by them in these areas could disrupt our product supply and negatively impact our revenue.

•	To purchase our products many patients rely on reimbursement by third party payors such as insurance companies, HMOs and government agencies. These third party payors are increasingly attempting to contain costs by limiting both coverage and the level of reimbursement of new drug products. The reimbursement levels established by third party payors in the future may not be sufficient for us to realize an appropriate return on our investment in product development.

•	Some of our development programs are based on the library of nucleoside compounds we have developed. Our nucleoside library is at risk for loss in earthquakes, fires and other natural disasters.

•	We have announced plans to dispose of 10 manufacturing facilities and establish a new global manufacturing and supply chain network. If we are unsuccessful in our effort to execute on these plans we may not achieve anticipated cost savings. Additionally, there may be unforeseen costs and complications with this effort to rationalize our manufacturing operations.

•	All drugs have potential harmful side effects and can expose drug manufacturers and distributors to liability. We generally do not maintain product liability insurance. As a result, in the event one or more of our products is found to have harmed an individual or individuals, we may be responsible for paying all or substantially all damages awarded. Any product liability exposure and our lack of any insurance coverage may have a material negative impact on our financial position and results of operations.

•	Subject to the terms of our agreements with our existing lenders, we may incur additional indebtedness from time to time to finance working capital needs, acquisitions, capital expenditures or for other purposes. There can be no assurance that financing will continue to be available on terms acceptable to us or at all. The absence of such financing will reduce our ability to respond to changing business and economic conditions, to fund scheduled investments and capital expenditures, to make future acquisitions and to absorb negative operating results.

•	We are also subject to those risks and uncertainties described from time to time in our filings with the Commission.

      We are subject to a Consent Order with the Commission, which among other things requires us to preclear all FDA-related press releases with the FDA, and permanently enjoins us from violating securities laws and regulations. The Consent Order also precludes protection for forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The existence of the permanent injunction under the Consent Order, and the lack of protection under the Safe Harbor, may limit our ability to defend against future allegations.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor the initial purchasers nor any other person assumes responsibility for the accuracy and completeness of such statements.

      Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K filed with the Commission. See “Where You Can Find More Information.” We provide a cautionary discussion of selected risks and uncertainties regarding an investment in the notes under “Risk Factors” on page 7 of this prospectus. However, other factors besides those listed there could also adversely affect us.

USE OF PROCEEDS

      We will not receive any proceeds from the exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

      The net proceeds from the offering of the old notes was approximately $293.0 million. We used a portion of the net proceeds of that offering to retire, pursuant to privately negotiated transactions, open market purchases, and redemption, all the 6 1/2% Convertible Subordinated Notes due 2008 that we did not retire with the net proceeds of the 3.0% Convertible Subordinated Notes due 2010 and the 4.0% Convertible Subordinated Notes due 2013 that we issued on November 19, 2003. The remaining amount not used to retire the 6 1/2% Convertible Subordinated Notes due 2008 will be used for general corporate purposes, including potential acquisitions. The 6 1/2% Convertible Subordinated Notes due 2008 were redeemed by us on July 21, 2004.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table presents the ratio of earnings to fixed charges for Valeant and its consolidated subsidiaries for each of the periods indicated.

Years Ended December 31,										Three Months
										Ended
1999		2000		2001		2002		2003		March 31, 2004

3.7	x	3.3	x	3.1	x	5.1	x	3.9	x	0.6	x

      For the purpose of computing this ratio, “earnings” consist of income from continuing operations before income taxes plus non-cash and fixed charges. Fixed charges consist of interest expense. For the year ended December 31, 2003 and the three months ended March 31, 2004, non-cash charges of $117,609,000 and $11,386,000, respectively, related to acquired in-process research and development, were excluded from the calculation. There is a specific provision in the indenture for the notes which excludes acquired-in-process research and development from consolidated net income for purposes of calculating the ratio of earnings to fixed charges.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following table sets forth our selected historical and other financial data on a consolidated basis for each of the years in the five-year period ended December 31, 2003 and for the three months ended March 31, 2003 and 2004. The selected historical and other financial data for each of the years in the five-year period ended December 31, 2003 were derived from our audited consolidated financial statements. The selected historical and other data for the three months ended September 30, 2003 and 2004 were derived from our unaudited financial statements which, in the opinion of management, include the adjustments (consisting of normal recurring accruals) necessary for a fair presentation of our results of operations and financial position for such periods. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004 or any other period. The trends in our sales and net income are affected by several business combinations completed in the fiscal years 1999 through 2002. The information contained in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

						Three Months Ended
	Year Ended December 31,					March 31,

	1999	2000	2001	2002	2003	2003	2004

	($ in thousands)					(Unaudited)
Statement of Operations — Consolidated
Product sales	$433,105	$441,557	$483,834	$466,809	$518,471	$110,134	$132,325
Royalties	108,885	155,100	136,989	270,265	167,482	48,583	25,377

Total revenue	541,990	596,657	620,823	737,074	685,953	158,717	157,702

Cost of product sales	128,390	143,303	149,554	157,013	184,669	41,239	46,712
Selling expenses	114,705	129,882	137,938	164,103	166,707	37,278	47,742
General & administrative expenses(1)	68,602	88,012	81,065	366,530	111,532	30,593	23,875
Research & development costs	8,212	16,383	28,706	49,531	45,286	9,159	18,463
Amortization expense	25,663	27,590	28,733	30,661	38,577	8,067	13,287
Acquired in-process research and development(2)	—	—	—	—	117,609	—	11,386

Income (loss) from operations	196,418	191,487	194,827	(30,764)	21,573	32,381	(3,763)
Other income (loss), net including translation and exchange	(2,739)	(2,077)	3,084	8,707	4,727	4,091	(1,046)
Gain on sale of subsidiary stock(3)	—	—	—	261,937	—	—	—
Loss on early extinguishment of debt(4)	—	(4,962)	(32,916)	(25,730)	(12,803)	—	—
Interest income	8,865	12,483	9,473	5,644	8,888	982	3,060
Interest expense	(55,439)	(60,248)	(55,665)	(42,856)	(36,145)	(8,292)	(14,959)

Income (loss) from continuing operations before income taxes and minority interest	147,105	136,683	118,803	176,938	(13,760)	29,162	(16,708)
Provision for income taxes	26,703	34,408	42,078	74,963	39,463	11,082	(6,182)
Minority interest	(2,927)	(509)	174	17,730	11,763	4,859	(14)

Income (loss) from continuing operations	123,329	102,784	76,551	84,245	(64,986)	13,221	(10,512)
Income (loss) from discontinued operations(5)	(4,703)	(12,604)	(12,417)	(197,288)	9,346	449	(3,061)
Cumulative effect of change in accounting principle(6)	—	—	—	(21,791)	—	—	—

Net income (loss)	$118,626	$90,180	$64,134	$(134,834)	$(55,640)	$13,670	$(13,573)

						Three Months Ended
	Year Ended December 31,					March 31,

	1999	2000	2001	2002	2003	2003	2004

	($ in thousands)					(Unaudited)
Other Data — Consolidated
Depreciation & amortization	$48,342	$49,433	$50,880	$53,919	$64,807	$14,263	$21,657
Capital expenditures	28,379	37,582	47,689	19,420	17,606	2,510	3,971
Gross profit margin — product sales(7)	70.4%	67.5%	69.1%	66.4%	64.4%	62.6%	64.7%
Cash flow provided by (used in):
Operating activities	$87,123	$181,684	$138,112	$22,530	$189,148	$78,875	$18,874
Investing activities	(50,360)	(90,795)	(119,065)	222,053	(104,658)	(4,532)	(42,992)
Financing activities	36,399	(112,765)	150,722	(318,074)	531,365	(9,806)	(2,062)
Balance Sheet Data (at period end)
Cash and cash equivalents	$177,577	$155,205	$317,011	$245,184	$872,056	$309,304	$845,516
Working capital	318,533	317,356	509,601	397,070	975,368	421,630	944,446
Net assets of discontinued operations(5)	265,146	240,939	267,482	153,762	13,296	147,807	10,999
Total assets(5), (6)	1,472,261	1,477,072	1,754,365	1,488,549	1,976,937	1,462,867	1,956,189
Total debt(4)	604,435	511,106	739,377	485,471	1,121,145	483,079	1,122,943
Stockholders’ equity(1), (2), (3), (4), (5), (6)	683,572	757,194	810,717	703,690	605,361	704,940	587,108

(1)	We recorded $239,965,000 and $4,034,000 of non-recurring and other unusual charges, which are included in general and administrative expenses, for the years ended December 31, 2002 and 2001, respectively. The non-recurring and other unusual charges include compensation costs related to the change in control, severance costs, expenses incurred in connection with Ribapharm’s initial public offering, write-off of certain assets, environmental clean-up costs and costs incurred in our proxy contests in 2002 and 2001.

(2)	In March 2004, we acquired from Amarin Corporation, plc its U.S.-based subsidiary, Amarin and all of its U.S. product rights for $38,000,000. In August 2003, we repurchased the 20% publicly held minority interest in Ribapharm for an aggregate total purchase price of $207,658,000. In connection with these acquisitions, we expensed $11,386,000 and $117,609,000 in the three months ended March 31, 2004 and the year ended December 31, 2003, respectively, associated with acquired IPR&D on projects that, as of the acquisition date, had not yet reached technologic feasibility and had no alternative future use.

(3)	In April 2002, we completed an underwritten public offering of 29,900,000 shares of common stock, par value of $0.01 per share, of Ribapharm, previously a wholly-owned subsidiary, representing 19.93% of the total outstanding common stock of Ribapharm. In connection with Ribapharm’s public offering, we recorded a gain on the sale of Ribapharm’s stock of $261,937,000, net of offering costs.

(4)	In November 2003, we completed an offering of $240,000,000 aggregate principal amount of 3.0% Convertible Subordinated Notes due 2010 and $240,000,000 aggregate principal amount of 4.0% Convertible Subordinated Notes due 2013. We used proceeds from this offering to retire $139,589,000 aggregate principal amount of our 6 1/2% Convertible Subordinated Notes due 2008, resulting in a loss on early extinguishment of debt of $12,803,000. In December 2003, we issued $300,000,000 aggregate principal amount of 7.0% Senior Notes due 2011. In April 2002, we used the proceeds of the Ribapharm offering to complete our tender offer and consent solicitation for all of our outstanding 8 3/4% Senior Notes due 2008. The redemption of these notes resulted in a loss on extinguishment of debt of $43,268,000. In July and August 2002, we repurchased $59,410,000 principal amount of our 6 1/2% Convertible Subordinated Notes due 2008. In connection with these repurchases, we recorded a gain on early extinguishment of debt of $17,538,000. The net loss on extinguishment of debt was $25,730,000 for the year ended December 31, 2002.

In July 2001, we issued $525,000,000 aggregate principal amount of 6 1/2% Convertible Subordinated Notes due 2008.

During 2001, we repurchased $117,559,000 aggregate principal amount of our outstanding 8 3/4% Senior Notes due 2008 and redeemed and repurchased $190,645,000 aggregate principal amount of our 9 1/4% Senior Notes due 2005, resulting in a loss on early extinguishment of debt of $32,916,000.

During 2000, we repurchased $84,355,000 of our outstanding 9 1/4% Senior Notes due 2005 and $12,830,000 of our outstanding 8 3/4% Senior Notes due 2008. The repurchases generated a loss on early extinguishment of debt of $4,962,000.

(5)	During 2002, we made the decision to divest our Russian pharmaceuticals segment, biomedicals segment, raw materials business and manufacturing capability in Central Europe, photonics business and Circe unit. This decision required us to evaluate the carrying value of the divested businesses in accordance with the Statement of Accounting Standard (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As a result of this analysis, we recorded impairment charges of $160,010,000 (net of an income tax benefit of $48,193,000) in the year ended December 31, 2002. The results of operations and the financial position of the divested businesses have been reflected as discontinued operations.

(6)	During 2002, we completed the transitional impairment test required by SFAS 142, Goodwill and Other Intangible Assets. As a result, we recorded an impairment loss of $25,332,000 offset by a benefit of $3,541,000 for the write-off of negative goodwill. The net amount of $21,791,000 has been recorded as a cumulative effect of change in accounting principle.

(7)	For further information on our gross profit margins reference is made to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K and 10-Q filings incorporated by reference.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      In connection with the issuance and sale of the old notes on December 12, 2003, we entered into the registration rights agreement with the initial purchasers of the old notes. Under the registration rights agreement, we agreed, among other things, to:

•	file with the SEC an exchange offer registration statement relating to the new notes on or prior to March 11, 2004;

•	use our commercially reasonable efforts to cause the registration statement to become effective on or prior to September 7, 2004; and

•	use our commercially reasonable efforts to consummate an exchange offer, in which new notes will be issued in exchange for old notes, within 30 business days after the exchange offer registration statement is declared effective.

We are conducting the exchange offer to satisfy these obligations under the registration rights agreement.

      Under some circumstances, we may be required to use our commercially reasonable efforts to file and cause to be declared effective, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes. If the issuer fails to meet specified deadlines under the registration rights agreement, then we will be obligated to pay liquidated damages to holders of the old notes. See “— Registration Rights; Liquidated Damages.”

Terms of the Exchange Offer

      We are offering to exchange an aggregate principal amount of up to $300.0 million of new notes for a like aggregate principal amount of old notes. The new notes will evidence the same debt as the old notes for which they are exchanged and will, like the old notes, be issued under and be entitled to the benefits of the indenture. The form and terms of the new notes issued in the exchange offer will be identical in all material respects to the form and terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the old notes; and

•	will not contain provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.

The exchange offer is not extended to holders of old notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

      As of the date of this prospectus, $300.0 million aggregate principal amount of old notes is outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the old notes, or their legal representatives or attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes.

      Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. The exchange offer expires at 5:00 p.m., New York City time, on                     , 2004 or such later date and time to which we may extend the exchange offer, such date referred to as the expiration date.

      Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.

      If you do not tender your old notes or if you tender old notes that are not accepted for exchange, your old notes will remain outstanding. Existing transfer restrictions would continue to apply to old notes that remain outstanding. See “— Consequences of Failure to Exchange Old Notes” for more information regarding old notes outstanding after the exchange offer. Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

      Neither we, our board of directors or our management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender old notes in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.

      We have the right, in our reasonable discretion and in accordance with applicable law, at any time:

•	to extend the expiration date;

•	to delay the acceptance of any old notes;

•	to terminate the exchange offer and not accept any old notes for exchange we determine that any of the conditions to the exchange offer described below under “— Conditions to the Exchange Offer” have not occurred or have not been satisfied; and

•	to amend the terms of the exchange offer in any manner.

      During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

      We will give oral notice (promptly followed by written) or written notice of any extension, delay, non-acceptance, termination or amendment to the exchange agent as promptly as practicable and make a public announcement of the extension, delay, non-acceptance, termination or amendment. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      If we amend the exchange offer in a manner that we consider material, we will as promptly as practicable distribute to the holders of the old notes a prospectus supplement or, if appropriate, an updated prospectus from a post-effective amendment to the registration statement of which this prospectus is a part. The prospectus supplement or updated prospectus will disclose the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering Old Notes

Valid Tender

      When the holder of old notes tenders, and we accept, old notes for exchange, a binding agreement between us and the tendering holder is created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

      Except as described below under “— Guaranteed Delivery,” a holder of old notes who wishes to tender old notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at the address provided below under “— Exchange Agent”; or

•	if old notes are tendered in accordance with the book-entry procedures described below under “— Book-Entry Transfers,” arrange with DTC to cause an agent’s message to be transmitted to the exchange agent at the address provided below under “— Exchange Agent.”

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the issuer may enforce the letter of transmittal against that holder.

      In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the old notes being tendered; or

•	the exchange agent must receive a confirmation, referred to as a “book-entry confirmation,” of the book-entry transfer of the old notes being tendered into the exchange agent’s account at DTC, and the book-entry confirmation must include an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery.”

      If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

      The method of delivery of the certificates for the old notes, the letter of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent. Do not send letters of transmittal or old notes to Valeant.

      We will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Signature Guarantees

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

      If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as we or the trustee under the indenture for the old notes may require in accordance with the restrictions on transfer applicable to the old notes.

Book-Entry Transfers

      For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures.

      Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, either:

•	the letter of transmittal or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable, must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “— Exchange Agent”; or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

      If a holder wants to tender old notes in the exchange offer and (1) the certificates for the old notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date or (2) a book-entry transfer cannot be completed on a timely basis, the old notes may be tendered if:

•	the tender is made by or through an eligible institution;

•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent by hand, facsimile, mail or overnight delivery service on or prior to the expiration date:

•	stating that the tender is being made;

•	setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered; and

•	guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for the old notes, or a book-entry confirmation, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

      We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes. The determination of these questions by us, as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. None of us, any of our affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of such persons be liable for failing to give any such notice.

      We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; or

•	to waive any condition or irregularity in the tender of old notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

      If any letter of transmittal, certificate, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by the issuer, the person must submit proper evidence satisfactory to us, in our sole discretion, of the person’s authority to so act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will, promptly after the expiration date, accept and cancel all old notes properly tendered and issue new notes registered under the Securities Act. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied or waived before old notes are accepted for exchange. The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

      For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when we give oral or written notice to the exchange agent of acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of old notes, letters of transmittal and related documents.

      For each old note accepted for exchange and cancelled, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from June 15, 2004. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer and will be cancelled promptly after the expiration of the exchange offer.

      In all cases, we will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for those old notes or a timely book-entry confirmation of the transfer of those old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable.

      If for any reason under the terms and conditions of the exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without cost to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer through DTC, any unexchanged old notes will be credited to an account maintained with DTC.

Resales of New Notes

      Based on interpretive letters issued by the SEC staff to other, unrelated issuers in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes for resale, resell or otherwise transfer the new notes without delivering a prospectus to prospective purchasers, if the holder:

•	is not an “affiliate,” as defined under the Securities Act, of the issuer;

•	acquired the new notes in the ordinary course of business;

•	is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a “distribution,” as defined under the Securities Act, of the new notes; and

•	is not acting on behalf of any person who could not truthfully make the foregoing representations.

      We will not seek our own interpretive letter. As a result, we cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to other parties in similar transactions.

      If any of the above conditions is not satisfied or you acquired your old notes to be exchanged for new notes in the exchange offer directly from the issuer or any affiliate thereof, you must acknowledge and agree that you:

•	may not, under SEC policy as in effect on July 1, 2003, rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

      By tendering old notes, the holder of those old notes will represent to us that, among other things, the holder:

•	is not an affiliate of ours;

•	is acquiring the new notes in its ordinary course of business;

•	is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	is not acting on behalf of any person who could not truthfully make the foregoing representations.

      Any broker-dealer that receives new notes for its own account in exchange for old notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each broker-dealer that receives new notes for its own account in exchange for old notes must represent that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities (and not acquired directly from us or any of our affiliates) and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, upon receiving prior written notice from a participating broker-dealer, during the period ending on the earlier of (1) 270 days from the effective date of the exchange offer registration statement, subject to extension in limited circumstances, and (2) the date on which participating broker-dealers are no longer required to deliver a prospectus in connection with any resale of new notes, we will use commercially reasonable efforts to keep the exchange offer registration statement effective to the extent necessary to ensure that this prospectus is available for sales of the new notes by participating broker-dealers. See “Plan of Distribution and Selling Restrictions” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the new notes.

Withdrawal Rights

      You can withdraw tenders of old notes at any time prior to the expiration date. For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent or comply with the appropriate procedures of ATOP. Any notice of withdrawal must:

•	specify the name of the person that tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of those old notes; and

•	where certificates for old notes are transmitted, the name of the registered holder of the old notes if different from the person withdrawing the old notes.

      If you delivered or otherwise identified certificated old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. See “— Procedures for Tendering Old Notes — Signature Guarantees” for further information on the requirements for guarantees of signatures on notices of withdrawal. If you tendered old notes in accordance with applicable book-entry transfer procedures, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date in accordance with the procedures described under “— Procedures for Tendering Old Notes.”

      We will determine, in our sole discretion, all questions regarding the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. None of us, any of our affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of such persons be liable for failing to give any such notice.

      Withdrawn old notes will be returned to the holder as promptly as practicable after withdrawal without cost to the holder. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate or amend the exchange offer, if at any time prior to the expiration date, we determine that the exchange offer violates applicable federal law or SEC policy. In addition, with respect to any holder, the exchange offer is conditioned on the tender of the old notes to us by such holder in accordance with the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

      The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “— Terms of the Exchange Offer.”

      In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

      If we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, the registration rights agreement requires that we use commercially reasonable efforts to file a shelf registration statement to cover resales of the old notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement. See “— Registration Rights; Liquidated Damages.”

Exchange Agent

      We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent. Holders of old notes seeking to tender old notes in the exchange offer should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent by registered, certified or regular mail, hand delivery, overnight delivery service or facsimile, as follows:

The Bank of New York

Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7 East
New York, NY 10826
Attention: Ms. Diane Amoroso

Facsimile:

(212) 298-1915

For confirmation call

(212) 815-3738

      If you deliver the letter of transmittal or any other required documents to an address or facsimile number other than as indicated above, your tender of old notes will be invalid.

Fees and Expenses

      The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include, among others, registration and filing fees, accounting and legal fees and printing costs. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for those clients.

      We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

      The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and the issuance of the old notes over the term of the new notes.

Consequences of Failure to Exchange Old Notes

      Holders of the old notes do not have any appraisal or dissenters’ rights in the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the consummation of the exchange offer, except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of the old notes. See “— Registration Rights; Liquidated Damages.” We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.

      Consummation of the exchange offer may have adverse consequences to non-tendering old note holders, including that the reduced amount of outstanding old notes as a result of the exchange offer may adversely affect the trading market, liquidity and market price of the old notes.

      The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.

Registration Rights; Liquidated Damages

      If:

•	we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because, in either case, the exchange offer is not permitted by applicable law or SEC policy; or

•	any holder of old notes notifies the issuer prior to the 20th day following consummation of the exchange offer that:

•	such holder was prohibited by applicable law or SEC policy from participating in the exchange offer;

•	such holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

•	such holder is a broker-dealer and owns old notes acquired directly from us or an affiliate of ours,

then we will be required under the registration rights agreement to use our commercially reasonable efforts to file with the SEC a shelf registration statement to cover resales of the old notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement.

      If a shelf registration statement is required, we must use our commercially reasonable efforts to:

•	file the shelf registration statement with the SEC on or prior to 60 days after the filing obligation arises;

•	cause the shelf registration statement to become effective on or prior to 120 days after the date we become obligated to file the shelf registration statement; and

•	keep the shelf registration statement continuously effective for a period of at least 18 months, subject to extension under certain circumstances, following the date of the registration rights agreement or for such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

      Each of the following events is referred to as a “registration default”:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness, referred to as the effectiveness target date;

•	we fail to consummate the exchange offer within 30 business days of effectiveness of the exchange offer registration statement; or

•	any registration statement required by the registration rights agreement is declared effective but thereafter ceases to be effective or usable in connection with resales of the old notes during the periods specified in the registration rights agreement.

If a registration default occurs, then we will be obligated to pay liquidated damages to each holder of the old notes, with respect to the first 90-day period immediately following the occurrence of the registration default, in an amount equal to $.05 per week per $1,000 principal amount of the old notes held by such holder.

      The amount of liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of old notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of $.50 per week per $1,000 principal amount of old notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

      All accrued liquidated damages will be paid to the holders of record of the old notes entitled to receive liquidated damages in the manner provided for the payment of interest in the indenture on each interest payment date. See “Description of the Notes — Methods of Receiving Payments on the Notes.”

      Holders of the old notes will be required to make specified representations to us in order to participate in the exchange offer. In order to have their old notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages set forth above, holders of the old notes will be required to deliver specified information to be used in the shelf registration statement. By acquiring old notes or new notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of written notice to that effect from us.

      For further information concerning the registration rights of holders of old notes, you should refer to the registration rights agreement, which is Exhibit 4.3 to the registration statement of which this prospectus is a part. See “Description of the Notes — Additional Information,” “Where You Can Find More Information” and “Incorporation by Reference.”

DESCRIPTION OF OTHER INDEBTEDNESS

3.0% Convertible Subordinated Notes due 2010
4.0% Convertible Subordinated Notes due 2013

      On November 19, 2003, we issued $240.0 million aggregate principal amount of 3.0% Convertible Subordinated Notes due 2010 and $240.0 million aggregate principal amount of 4.0% Convertible Subordinated Notes due 2013, which were issued as two series of notes under a single indenture among us, Ribapharm and the trustee. Ribapharm was a co-obligor on both series of notes but only for so long as Ribapharm had outstanding obligations under the 6 1/2% Convertible Subordinated Notes due 2008, which were issued under an earlier indenture among us, Ribapharm and the trustee. Ribapharm ceased being a co-obligor on the 6 1/2% notes when they were redeemed on July 21, 2004, and therefore is no longer a co-obligor on the 3.0% Convertible Subordinated Notes or the 4.0% Convertible Subordinated Notes. We have no right to redeem the 3.0% Convertible Subordinated Notes due 2010. We will have the right to redeem the 4.0% Convertible Subordinated Notes due 2013, in whole or in part, at their principal amount on or after May 20, 2011. The notes of both series are convertible into our common stock at a conversion rate of 31.6336 shares per $1,000 principal amount of notes or approximately $31.61 per share, subject to adjustment. Upon conversion, we will have the right to satisfy our conversion obligations by delivery, at our option, of either shares of our common stock, cash or a combination thereof. The notes of both series are subordinated unsecured obligations of us, ranking in right of payment behind our senior debt, including the notes.

      In connection with the offering of the 3.0% Convertible Subordinated Notes due 2010 and the 4.0% Convertible Subordinated Notes due 2013, we entered into convertible note hedge and written call option transactions with respect to our common stock. The written call options have a strike price per share of $39.515. The convertible note hedge is expected to reduce the potential dilution from conversion of the notes. The written call option is expected to offset, to some extent, the cost of the convertible note hedge.

Other Indebtedness

      As of March 31, 2004, we had approximately $14.2 million of outstanding senior indebtedness which consists primarily of secured mortgages denominated in Swiss francs with an interest rate of LIBOR + 1.5%; interest and principal are payable semi-annually through 2030.

DESCRIPTION OF THE NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Valeant” refers only to Valeant Pharmaceuticals International and not to any of its Subsidiaries.

      Valeant issued the old notes and will issue the new notes under an indenture among itself, Ribapharm and The Bank of New York, as trustee. Under the terms of the indenture, Ribapharm remained a co-obligor on the notes only for so long as it was a co-obligor on our 6 1/2% Convertible Subordinated Notes due 2008. Ribapharm ceased being a co-obligor on our 6 1/2% notes when they were redeemed by us on July 21, 2004 and, therefore, is no longer a co-obligor on the notes covered by this prospectus. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture. Except as otherwise indicated, the following summary relates to both the old notes and the new notes to be issued in the exchange offer; the term “notes” refers to both the old notes and the new notes.

      The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture and the registration rights agreement.

Brief Description of the Notes

      The old notes are and the new notes will be:

•	general unsecured obligations of Valeant;

•	pari passu in right of payment to all existing and future unsecured senior indebtedness of Valeant;

•	senior in right of payment to any existing and future subordinated indebtedness of Valeant; and

•	effectively subordinated to the outstanding Indebtedness and other liabilities of our Restricted Subsidiaries.

      Under the terms of the indenture, Ribapharm was a co-obligor on the old notes (and would have been a co-obligor on the new notes), for so long as it was a co-obligor on our 6 1/2% notes. Ribapharm ceased being a co-obligor on the 6 1/2% notes when they were redeemed on July 21, 2004, and therefor is no longer a co-obligor on the old notes and will not be a co-obligor on the new notes.

      As of the date of this prospectus, all of our Subsidiaries except ICN Yugoslavia DD (formerly ICN Galenika) are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our other Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

      Valeant issued old notes in the aggregate principal amount of $300.0 million. In addition to the new notes, Valeant may issue additional notes under the indenture from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Valeant will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2011.

      Interest on the notes will accrue at the rate of 7.0% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2004. Valeant will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

      If a Holder holding an aggregate principal amount of notes greater than $1 million has given wire transfer instructions to Valeant, Valeant will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Valeant elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

      The trustee will initially act as Paying Agent and Registrar. Valeant may change the Paying Agent or Registrar without prior notice to the Holders, and Valeant or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

      A Holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Valeant is not required to transfer or exchange any note selected for redemption. Also, Valeant is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

      As of the date of this prospectus, none of the Subsidiaries of Valeant have Guaranteed Valeant’s obligations under the notes. However, if after the date of the indenture any Domestic Subsidiary of Valeant provides a Guarantee in connection with any Indebtedness of Valeant, that in each case ranks pari passu in right of payment with the notes, then that Domestic Subsidiary will promptly execute a supplemental indenture pursuant to which it will Guarantee, on a senior unsecured basis, Valeant’s obligations under the notes for so long as the Guarantee in connection with the applicable Indebtedness remains in place. The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law.

Optional Redemption

      At any time prior to December 15, 2006, Valeant may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 107.0% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Valeant and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

      Except pursuant to the preceding paragraph, the notes will not be redeemable at Valeant’s option prior to December 15, 2007.

      After December 15, 2007, Valeant may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage

2007	103.500%
2008	101.750%
2009 and thereafter	100.000%

Mandatory Redemption

      Valeant is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

      If a Change of Control occurs, each Holder of notes will have the right to require Valeant to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Valeant will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within ten days following any Change of Control, Valeant will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Valeant will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Valeant will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

      On the Change of Control Payment Date, Valeant will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Valeant.

      The Paying Agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      Valeant will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require Valeant to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.

      Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Valeant repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      Valeant will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Valeant and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) after giving effect to such Change of Control, (i) no Default or Event of Default has occurred and is continuing, (ii) the Change of Control transaction has been approved by the Board of Directors of Valeant, and (iii) the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Valeant and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.

      Accordingly, the ability of a Holder of notes to require Valeant to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Valeant and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      Valeant will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Valeant (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (determined, for purposes of this clause (1), by Valeant or, in the case of any asset(s) valued in excess of $10 million, by the Board of Directors, in each case evidenced by an officers’ certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Valeant or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Valeant’s most recent consolidated balance sheet, of Valeant or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Valeant or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Valeant or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Valeant or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Valeant may apply those Net Proceeds:

(1) to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure in or that is useful in a Permitted Business;

(4) to retire notes pursuant to privately negotiated transactions, open market purchases or otherwise; or

(5) to acquire other assets that are not classified as current assets (for the avoidance of doubt, including acquisitions of in-process research and development) under GAAP and that are used or useful in a Permitted Business.

      Pending the final application of any Net Proceeds, Valeant may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Valeant will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Valeant may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      Valeant will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Valeant will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

      The agreements governing Valeant’s other Indebtedness, including any future Credit Facilities, may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the Holders of notes of their right to require Valeant to offer to repurchase the notes upon a Change of Control or an Asset Sale may cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Valeant. Finally, Valeant’s ability to pay cash to the Holders of notes upon a repurchase may be limited by Valeant’s then existing financial resources. See “Risk Factors — We may be unable to repurchase the notes if we experience a change of control.”

Selection and Notice

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption.

      On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

      If on any date following the date of the indenture:

(1) the notes are rated Baa3 or better by Moody’s and BBB– or better by S&P; and

(2) no Default or Event of Default shall have occurred and be continuing.

then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the notes, the covenants specifically listed under the following captions in this offering memorandum will no longer be applicable to the notes:

(1) “— Repurchase at the Option of Holders — Asset Sales;”

(2) “— Restricted Payments;”

(3) “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4) “— Sale and Leaseback Transactions;”

(5) “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(6) “— Transactions with Affiliates;” and

(7) clause (4) of the covenant listed under “— Merger, Consolidation or Sale of Assets.”

      We cannot assure you that the notes will ever achieve or maintain an investment grade rating.

Restricted Payments

      Valeant will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Valeant’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Valeant or any of its Restricted Subsidiaries) or to the direct or indirect holders of Valeant’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Valeant or to Valeant or a Restricted Subsidiary of Valeant);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Valeant) any Equity Interests of Valeant or any direct or indirect parent of Valeant;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except (i) payments of interest thereon, (ii) payments of principal at the Stated Maturity thereof and (iii) any payment on or with respect to the 6 1/2% Convertible Subordinated Notes due 2008; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Valeant would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Valeant and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Valeant for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Valeant’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by Valeant since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Valeant (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Valeant that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Valeant), plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) or (ii) the initial amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of Valeant is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of Valeant’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

      So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the declaration and payment of the Current Dividend; provided, that at the time of declaration of such dividend Valeant is able to incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided further, that if in any successive quarterly period after the date of the indenture Valeant does not declare and pay the Current Dividend, Valeant shall no longer be permitted to pay any future Current Dividend under this clause (2);

(3) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Valeant or of any Equity Interests of Valeant in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Valeant) of, Equity Interests of Valeant (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(4) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Valeant with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5) the payment of any dividend by a Restricted Subsidiary of Valeant to the holders of its Equity Interests on a pro rata basis;

(6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Valeant or any Restricted Subsidiary of Valeant held by any employee of Valeant or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed an aggregate of $5.0 million since the date of the indenture; and

(7) other Restricted Payments in an aggregate amount not to exceed $20.0 million since the date of the indenture.

      The amount of all Restricted Payments (other than cash) will be the Fair Market Value (determined, for purposes of this covenant, by Valeant or, in the case of any asset(s) valued in excess of $10 million, by the Board of Directors, in each case evidenced by an officers’ certificate delivered to the trustee) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Valeant or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million. Not later than the date of making any Restricted Payment, Valeant will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

      Valeant will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), with respect to any Indebtedness (including Acquired Debt), and Valeant will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that Valeant may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for Valeant’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Valeant of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Valeant and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $150.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Valeant or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and (y) the amount of the Borrowing Base as of the date of such incurrence;

(2) the incurrence by Valeant and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Valeant of Indebtedness represented by the notes to be issued on the date of the indenture and the Exchange Notes to be issued pursuant to the registration rights agreement and Guarantees thereof, if any, by Domestic Subsidiaries of Valeant;

(4) the incurrence by Valeant or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Valeant or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5) the incurrence by Valeant or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (11) or (12) of this paragraph;

(6) the incurrence by Valeant or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Valeant and any of its Restricted Subsidiaries; provided, however, that:

(a) if Valeant is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Valeant or a Restricted Subsidiary of Valeant and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Valeant or a Restricted Subsidiary of Valeant will be deemed, in each case, to constitute an incurrence of such Indebtedness by Valeant or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Valeant or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes;

(8) the Guarantee by Valeant of Indebtedness of Valeant or a Restricted Subsidiary of Valeant that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Valeant as accrued;

(10) Obligations in respect of performance and surety bonds and completion guarantees provided by Valeant or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed $25.0 million;

(11) the incurrence by Valeant or any of its Restricted Subsidiaries of Acquired Debt in an aggregate principal amount at any time outstanding not to exceed $25.0 million;

(12) the incurrence by Valeant or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $25.0 million; and

(13) the Guarantee by Domestic Subsidiaries of Valeant of Indebtedness of Valeant permitted to be incurred under another provision of this covenant.

      Valeant will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Valeant unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of Valeant will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Valeant solely by virtue of being unsecured.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Valeant will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Sale and Leaseback Transactions

      Valeant will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (other than a sale leaseback transaction involving a lease, including any renewal period, optional or otherwise, not in excess of 24 months); provided that Valeant or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Valeant or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described below under the caption “— Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by Valeant, or, in the case of a sale leaseback transaction in excess of $10 million, the Board of Directors, in each case set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Valeant applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Liens

      Valeant will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      Valeant will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Valeant or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Valeant or any of its Restricted Subsidiaries;

(2) make loans or advances to Valeant or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Valeant or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture and the notes;

(3) any encumbrance or restriction pursuant to Credit Facilities incurred under clause (1) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) applicable law, rule, regulation or order, approval, license, permit or similar restriction, including under contracts with foreign governments or agencies thereof entered into in the ordinary course of business;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Valeant or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Capital Stock was issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in leases, contracts and licenses entered into in the ordinary course of business and consistent with past practices;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

      Valeant may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Valeant is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Valeant and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Valeant is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Valeant) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes our obligations under the notes and the indenture;

(2) the Person formed by or surviving any such consolidation or merger (if other than Valeant) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Valeant under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Valeant or the Person formed by or surviving any such consolidation or merger (if other than Valeant), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

      In addition, Valeant may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     Transactions with Affiliates

      Valeant will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Valeant or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Valeant or such Restricted Subsidiary with an unrelated Person; and

(2) Valeant delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Valeant or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Valeant or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Valeant or such Restricted Subsidiary;

(2) transactions between or among Valeant and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Valeant solely because Valeant owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Valeant;

(5) issuances or sales of Equity Interests (other than Disqualified Stock) of Valeant to Affiliates of Valeant;

(6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments;”

(7) transactions effected pursuant to agreements in effect on the date of the indenture and any amendment, modification, or replacement to such agreement (so long as the amendment, modification or replacement is not disadvantageous to the Holders of the notes in any respect);

(8) advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; and

(9) transactions with a Permitted Joint Venture.

     Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Valeant and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or under one or more of the clauses of the definition of Permitted Investments, as determined by Valeant. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

     Business Activities

      Valeant will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Valeant and its Restricted Subsidiaries taken as a whole.

     Payments for Consent

      Valeant will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, Valeant will furnish (to the extent not publicly available on the Commission’s EDGAR system) to the Holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Valeant were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Valeant were required to file such reports.

      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Valeant’s consolidated financial statements by Valeant’s certified independent accountants. In addition, Valeant will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

      If, at any time, Valeant is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Valeant will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing.

      Valeant agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Valeant’s filings for any reason, Valeant will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Valeant were required to file those reports with the Commission.

      In addition, Valeant agrees that, for so long as any notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

      If Valeant has designated any of its Subsidiaries as Unrestricted Subsidiaries, other than ICN Yugoslavia DD, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Valeant and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Valeant.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by Valeant or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by Valeant or any of its Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Valeant or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Valeant or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by Valeant or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy, administration, administrative receivership, composition, insolvency or liquidation described in the indenture with respect to Valeant, any Significant Subsidiary, or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary or a Significant Subsidiary upon the occurrence of such events.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Valeant, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture.

      Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest or Liquidated Damages) if it determines that withholding notice is in their interest.

      The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Valeant with the intention of avoiding payment of the premium that Valeant would have had to pay if Valeant then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 15, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Valeant with the intention of avoiding the prohibition on redemption of the notes prior to December 15, 2007, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

      Valeant is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Valeant is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of Valeant, as such, will have any liability for any obligations of Valeant under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

Legal Defeasance and Covenant Defeasance

      Valeant may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

(2) Valeant’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Valeant’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

      In addition, Valeant may, at its option and at any time, elect to have the obligations of Valeant released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation or insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Valeant must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. Dollars, non-callable Government Securities, or a combination of cash in U.S. Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Valeant must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Valeant must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Valeant has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Valeant must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default may have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Valeant or any of its Subsidiaries is a party or by which Valeant or any of its Subsidiaries is bound;

(6) Valeant must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) Valeant must deliver to the trustee an officers’ certificate stating that the deposit was not made by Valeant with the intent of preferring the Holders of notes over the other creditors of Valeant with the intent of defeating, hindering, delaying or defrauding creditors of Valeant or others; and

(8) Valeant must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than U.S. Dollars;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the notes; or

(9) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any Holder of notes, Valeant and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Valeant’s obligations to Holders of notes in the case of a consolidation or merger or sale of all or substantially all of Valeant’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of its date; or

(8) to allow any Person to execute a supplemental indenture and a Guarantee with respect to the notes.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Valeant, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Valeant has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. Dollars, non-callable Government Securities, or a combination of cash in U.S. Dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Valeant is a party or by which Valeant is bound;

(3) Valeant has paid or caused to be paid all sums payable by it under the indenture; and

(4) Valeant has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

      In addition, Valeant must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      If the trustee becomes a creditor of Valeant, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

      The indenture and the notes will be governed by the laws of the State of New York.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Valeant Pharmaceuticals International, 3300 Hyland Avenue, Costa Mesa, CA 92626, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

      The new notes will be represented by one or more notes in registered global form, without interest coupons attached. On the date of closing of the exchange offer, these global notes, or the Global Notes, will be deposited with The Depository Trust Company, or DTC, in New York, New York, or remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear Bank S.A./ N.V., as operator of the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, which may change from time to time. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Valeant takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised Valeant that DTC is a limited-purpose trust company created to hold securities for its participating organizations, collectively, the participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, collectively, the indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

      DTC has also advised Valeant that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

      Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Valeant and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Valeant, the trustee nor any agent of Valeant or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      DTC has advised Valeant that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or Valeant. Neither Valeant nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and Valeant and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Cross-market transfers between the participants in DTC, on the one hand, and DTC participants acting on behalf of Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of DTC participants acting on behalf of Euroclear or Clearstream, as the case may be; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to the DTC participant acting on its behalf to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the DTC participants acting on behalf of Euroclear or Clearstream.

      DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Valeant nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for definitive notes in registered certificated form, or Certificated Notes, if:

(1) DTC (a) notifies Valeant that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Valeant fails to appoint a successor depositary;

(2) Valeant, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

      In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

Same Day Settlement and Payment

      Valeant will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Valeant will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes, in the case of a Holder holding an aggregate principal amount of notes of $1 million or more, or, if no such account is specified or in the case of a Holder holding an aggregate principal amount of notes of less than $1 million, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Valeant expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Valeant that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided, that the sale, conveyance or other disposition of all or substantially all of the assets of Valeant and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of Valeant’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2) a transfer of assets between or among Valeant and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Valeant or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(7) the license of intellectual property to third persons on customary terms in the ordinary course of business as determined by the Board of Directors of Valeant in good faith;

(8) the sale, exchange or other disposition of obsolete assets not integral to any Permitted Business;

(9) sales, transfers or other dispositions of assets for consideration at least equal to the Fair Market Value of the assets sold or disposed of, but only if the consideration received consists of property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction; provided, however, that cash does not exceed 10% of the sum of the amount of the cash and the Fair Market Value of the assets received or given) of a nature or type that are used in, a business having property or assets of a nature or type or engaged in a Permitted Business (or Capital Stock of a Person whose assets consist of assets of the type described in this clause (9)); and

(10) the sale, transfer or disposition of any investment in, or any assets of ICN Czech and ICN Hungary, in each case existing on the date of the indenture, or any Investment in any other entity that holds such investments or assets as its only assets.

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by Valeant and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 60% of the book value of all inventory, net of reserves, owned by Valeant and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; minus

(3) the aggregate amount of trade payables of Valeant and its Restricted Subsidiaries outstanding as of the end of the most recent fiscal quarter preceding such date, all calculated on a consolidated basis and in accordance with GAAP.

      “Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided, that the full faith and credit of the U.S. is pledged in support thereof) having repricings or maturities of not more than one year from the date of acquisition;

(2) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(3) repurchase obligations with a term of not more than 14 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having a rating of at least “P-2” or better from Moody’s or at least “A-2” or better from S&P, or carrying an equivalent rating by an internationally recognized rating agency and, in each case, maturing within one year after the date of acquisition;

(5) Auction-rate, corporate and municipal securities, in each case (x) having either short-term debt ratings of at least “P-2” or better from Moody’s or at least “A-2” or better from S&P or long-term senior debt ratings of “A2” or better from Moody’s or at least “A” or better from S&P, or carrying an equivalent rating by an internationally recognized rating agency, (y) having repricings or maturities of not more than one year from the date of acquisition and (z) which are classifiable as cash and cash equivalents under GAAP;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; or

(7) in the case of any Foreign Subsidiary:

(a) direct obligations of the sovereign nation, or any agency thereof, in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation, or any agency thereof; provided, that such obligations are acquired and held by such Foreign Subsidiary in the ordinary course of business and have repricings or maturities of not more than one year from the date of acquisition; or

(b) investments of the type and maturity described in clauses (1) through (5) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from internationally recognized rating agencies; provided, that such investments are acquired and held by such Foreign Subsidiary in the ordinary course of business.

      “Change of Control” means the occurrence of any of the following:

(1) any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner of shares of Valeant’s Voting Stock representing (i) 50% or more of the total voting power of all of Valeant’s outstanding Voting Stock or (ii) the power, directly or indirectly, or elect a majority of the members of Valeant’s Board of Directors;

(2) Valeant consolidates with, or merges with or into, another Person, or Valeant, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the properties or assets of Valeant and its Restricted Subsidiaries, taken as a whole (other than by way of merger or consolidation), in one or a series of related transactions, or any Person consolidates with, or merges with or into, Valeant, in any such event other than pursuant to a transaction in which the Persons that Beneficially Owned the shares of Valeant’s Voting Stock immediately prior to such transaction Beneficially Own at least a majority of the total voting power of all outstanding Voting Stock (other than Disqualified Stock) of the surviving or transferee Person;

(3) the holders of Valeant’s Capital Stock approve any plan or proposal for the liquidation or dissolution of Valeant (whether or not otherwise in compliance with the indenture); or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Valeant (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Valeant has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of Valeant.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Valeant will be added to Consolidated Net Income to compute Consolidated Cash Flow of Valeant only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Valeant by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any extraordinary or nonrecurring gain or loss and any expense or charge in connection with acquired IP&RD will be excluded;

(5) any extraordinary or nonrecurring gain or loss and any expense or charge attributable to the disposition of discontinued operations will be excluded;

(6) charges incurred in connection with the retirement or redemption of the 6 1/2% Convertible Subordinated Notes due 2008 will be excluded; and

(7) the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

      “Credit Facilities” means, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other borrowings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

      “Current Dividend” means a quarterly dividend on Valeant’s common stock in an amount not to exceed $0.33 per share per annum, which amount will be reduced to reflect any subdivision of Valeant’s common stock by means of a stock split, stock dividend or otherwise.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Valeant to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Valeant may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Valeant.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Stock).

      “Existing Indebtedness” means Indebtedness of Valeant and its Restricted Subsidiaries (other than Indebtedness, if any, under Credit Facilities incurred under clause (1) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”) in existence on the date of the indenture, until such amounts are repaid.

      “Fair Market Value” means the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, determined in good faith by the Board of Directors of Valeant (unless otherwise provided in the indenture).

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.

      In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through consolidations or mergers and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Valeant (other than Disqualified Stock) or to Valeant or a Restricted Subsidiary of Valeant, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Guarantors” means any Subsidiary that executes a Guarantee in accordance with the provisions of the indenture and its successors and assigns.

      “Hedging Obligations” means, with respect to any specified Person

(1) Interest Rate Hedging Obligations; and

(2) the obligations of such Person under agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

      “Interest Rate Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Valeant or any Restricted Subsidiary of Valeant sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Valeant such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Valeant, Valeant will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Valeant’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Valeant or any Restricted Subsidiary of Valeant of a Person that holds an Investment in a third Person will be deemed to be an Investment by Valeant or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” For the avoidance of doubt, acquisitions of or licenses for products or assets used or useful in a Permitted Business do not constitute Investments.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge (fixed and/or floating), security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      “Net Proceeds” means the aggregate cash proceeds received by Valeant or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Valeant nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Valeant or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Valeant or any of its Restricted Subsidiaries.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Business” means any business conducted by Valeant and its Restricted Subsidiaries on the date of the indenture and any business reasonably related, ancillary or complimentary to the business of Valeant and its Restricted Subsidiaries on the date of the indenture.

      “Permitted Investments” means:

(1) any Investment in Valeant or in a Restricted Subsidiary of Valeant;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by Valeant or any Subsidiary of Valeant in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Valeant; or

(b) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Valeant or a Restricted Subsidiary of Valeant;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Valeant;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Investments represented by Hedging Obligations;

(8) Investments in existence on the date of the indenture;

(9) Investments in a Permitted Joint Venture, when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding not to exceed $25.0 million; and

(10) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $25.0 million.

      “Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which Valeant or any of its Restricted Subsidiaries is a joint venturer; provided, however, that (a) the joint venture is engaged solely in a Permitted Business and (b) the governing documents of the joint venture require the consent of Valeant or such Restricted Subsidiary with respect to any material decisions relating to the activities of the joint venture.

      “Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the indenture to be incurred under clause (1) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens in favor of Valeant;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or is acquired by Valeant or any Subsidiary of Valeant; provided, that such Liens were not incurred in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by Valeant or the Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by Valeant or any Subsidiary of Valeant, provided, that such Liens were not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens securing Hedging Obligations;

(10) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business (including deposits necessary to obtain standby letters of credit);

(11) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(12) Liens incurred in the ordinary course of business of Valeant or any Restricted Subsidiary of Valeant with respect to obligations that do not exceed $25.0 million at any one time outstanding;

(13) survey title exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not materially interfering with the ordinary conduct of the business of Valeant and its Subsidiaries taken as a whole;

(14) Liens arising by operation of law in favor of landlords, mechanics, carriers, warehousemen, materialmen, laborers, employees, suppliers or the like, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; and

(15) Liens arising out of judgments, decrees, orders or awards in respect of which Valeant shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired.

      “Permitted Refinancing Indebtedness” means any Indebtedness of Valeant or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Valeant or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Valeant or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Unrestricted Subsidiary” means any Subsidiary of Valeant that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Valeant or any Restricted Subsidiary of Valeant unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Valeant or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Valeant;

(3) is a Person with respect to which neither Valeant nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Valeant or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of Valeant as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Valeant as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Valeant will be in default of such covenant. The Board of Directors of Valeant may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Valeant of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants —

Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

      The following summary describes the material U.S. federal income tax consequences, as of the date of this prospectus, of (i) the exchange of the outstanding old notes for the new notes in the exchange offer and (ii) the acquisition, ownership and disposition of the new notes for non-U.S. holders (as defined below). Except where noted, this summary deals only with notes held as capital assets and applies only to holders who purchased the old notes for cash at original issuance at their issue price. This summary does not deal with special situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to holders of notes whose functional currency is not the U.S. dollar;

•	investors in pass-through entities;

•	alternative minimum tax consequences, if any; and

•	any state, local or foreign tax consequences.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result, prospectively or retroactively, in U.S. federal income tax consequences different from those discussed below.

      If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds the notes, you should consult your tax advisors.

      You should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

      As used herein, the term “non-U.S. holder” means a holder of notes that is not, for U.S. federal income tax purposes a “U.S. holder.” A “U.S. holder” means a holder of notes that is, for federal income tax purposes:

•	a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or who meets the substantial presence residency test under the U.S. federal income tax laws;

•	a corporation or partnership (or other entity classified as a corporation or partnership for these purposes) created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies,” as defined under the Code. Each such entity should consult its tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to it.

The Exchange Offer

      The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Consequently, you will not recognize taxable gain or loss as a result of exchanging notes pursuant to the exchange offer. Your holding period for the new notes will include your holding period of your old notes surrendered in the exchange, and your tax basis in your new notes will be the same as your tax basis in your old notes immediately before the exchange. There will be no U.S. federal income tax consequences of the exchange offer to a holder who does not tender the old notes pursuant to the exchange offer.

Non-U.S. Holders

     Payments of Interest

      The 30-percent U.S. federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•	you do not actually or constructively own ten percent or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” within the meaning of section 957(a) of the Code with respect to which we are a “related person” within the meaning of section 864(d)(4) of the Code;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code;

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person within the meaning of the Code (which certification may be made on an Internal Revenue Service Form W-8BEN (or successor form) ) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury regulations. Special “look-through” rules apply to non U.S. holders that are pass-through entities.

      If you cannot satisfy the requirements described above, payments of interest will be subject to the 30-percent U.S. federal withholding tax, unless you provide us with a properly executed (i) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (ii) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.

      If you are engaged in a trade or business in the U.S. and interest on the notes is effectively connected with the conduct of that trade or business, and, if an income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest is generally attributable, then, although exempt from the withholding tax discussed above (provided that you provide a properly executed applicable IRS form on or before any payment date to claim the exemption), you will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30 percent (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

     Sale, Exchange, Redemption or Other Disposition of Notes

      Any gain realized upon the sale, exchange, redemption or other disposition of a note generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the U.S., and, if an income tax treaty applies, is attributable to a permanent establishment in the U.S.; or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

     U.S. Federal Estate Tax

      Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that, at the time of your death, (i) you did not actually or constructively own ten percent or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code and (ii) payments with respect to the note would not have been effectively connected with the conduct by you of a trade or business in the U.S.

Information Reporting and Backup Withholding

      We must report annually to the Internal Revenue Service and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. In the case of non-U.S. holders, copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

      In the case of a non-U.S. holder, in general you will not be subject to backup withholding with respect to payments of interest that we make to you, provided the statement described above in the last bullet point under “NON-U.S. HOLDERS — Payments of Interest” has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient). In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient) or you otherwise establish an exemption.

      In the case of a U.S. holder, backup withholding at the applicable rate (currently, 28 percent) will apply with respect to these payments if you fail to provide an accurate taxpayer identification number, or fail to certify that you are not subject to backup withholding or fail to report all interest and dividends required to be shown on your U.S. federal income tax returns.

      Certain U.S. holders (including, among others, corporations) and non-U.S. holders that comply with certain certification requirements are not subject to backup withholding. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

      THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO HOLDERS OF NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND IT DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING DISPOSING OF THE NOTES.

DESCRIPTION OF CAPITAL STOCK

      Valeant’s authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The transfer agent and registrar for Valeant common stock is American Stock Transfer & Trust Company. On July 20, 2004, 84,001,220 shares of common stock and no shares of preferred stock were outstanding. The following summary of Valeant’s capital stock is qualified in its entirety by reference to its certificate of incorporation, by-laws and the Rights Agreement (as defined below) and Valeant encourages you to review its certificate of incorporation, by-laws and the Rights Agreement, which Valeant has filed with the Commission.

Common Stock

      Holders of shares of Valeant common stock are entitled to one vote for each share of common stock held of record on all matters on which stockholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by Valeant’s certificate of incorporation, by-laws or law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

      Holders of shares of Valeant common stock have no preemptive rights. Subject to applicable law and the rights of the holders of preferred stock, holders of shares of common stock are entitled to such dividends as may be declared by Valeant’s board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon Valeant’s dissolution, liquidation or winding up, the holders of shares of Valeant common stock are entitled to share ratably in Valeant’s net assets remaining after the payment of all creditors and liquidation preferences of preferred stock. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

      We are authorized to issue 10,000,000 shares of preferred stock of which 1,000,000 shares shall consist of Series A Participating preferred stock. 50,000 shares have been designated Series B Convertible preferred stock. 3,000 shares have been designated Series C Convertible preferred stock and 3,000 shares have been designated Series D Convertible preferred stock. Presently, we have no shares of preferred stock outstanding.

      Subject to the provisions of its certificate of incorporation and limitations prescribed by law, Valeant’s board of directors, is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, voting powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The ability of the board of directors to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the board of directors has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

Stockholders Rights Agreement

      Valeant’s board of directors declared and paid a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of Valeant common stock to the stockholders of record on the record date. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Valeant’s Series A Participating preferred stock, par value $0.01 per share, at a purchase price of $125.00 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and the American Stock Transfer & Trust Company (the “Rights Agreement”).

      Until the earlier to occur of (i) the first date of a public announcement that a person has become an Acquiring Person (as defined in the Rights Agreement) which generally means that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of common stock or (ii) the close of business on the tenth day (or such later day as may be determined by action of Valeant’s board of directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person (the earlier of such dates being called the Distribution Date), the Rights will be evidenced, by such common stock and the right to receive Rights certificates will be transferable only in connection with the transfer of the underlying shares of common stock.

      Until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the shares of common stock. The rights are not exercisable until the distribution date. The rights will expire on November 1, 2004, unless otherwise extended or the rights are earlier redeemed or exchanged by Valeant.

      Unless otherwise provided in the Rights Agreement, the registered holder of any Right certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon, among other things, surrender of the Right certificate, together with payment of the aggregate Purchase Price (as defined in the Rights Agreement) for the total number of one one-hundredths of a share of preferred stock (or other securities, as the case may be) as to which such surrendered Rights are exercised, at or prior to the earlier of (i) the close of business on November 1, 2004 and (ii) the time at which the Rights are redeemed.

      The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution. In the event that at any time prior to the Distribution Date, Valeant shall (i) declare or pay any dividend on its common stock payable in shares of common stock or (ii) effect a subdivision, combination or consolidation of its common stock (by reclassification or otherwise than by payment of dividends in shares of common stock) into a greater or lesser number of shares of common stock, then in any such case, each share of common stock outstanding following such subdivision, combination or consolidation shall continue to have a Right associated therewith and the Purchase Price following any such event shall be proportionately adjusted to equal the result obtained by multiplying the Purchase Price immediately prior to such event by a fraction the numerator of which shall be the total number of shares of common stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of common stock outstanding immediately following the occurrence of such event. This adjustment shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected. In the event Valeant (i) declares a dividend on the shares of preferred stock payable in preferred stock, (ii) subdivides the outstanding shares of preferred stock, (iii) combines the outstanding shares of preferred stock into a smaller number of shares of preferred stock or (iv) issues any shares of its capital stock in a reclassification of the preferred stock (including any such reclassification in connection with a consolidation or merger in which Valeant is the continuing or surviving corporation), except as otherwise provided in the Rights Agreement, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the preferred stock transfer books of Valeant were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of Valeant issuable upon exercise of one Right.

      In the event any Person, alone or together with its Affiliates and Associates (as each term is defined in the Rights Agreement), becomes an Acquiring Person then proper provision will be made so that each holder of a Right (except as provided in the Rights Agreement) will, for a period of 60 days after the later of the occurrence of any such event or the effective date of an appropriate registration statement under the Securities Act, have a right to receive, upon exercise of such Right at a price equal to the then current Purchase Price, in accordance with the terms of the Rights Agreement, such number of shares of common stock (or, in the discretion of Valeant’s board of directors, one one-hundredth of a share of preferred stock) as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-hundredths of a share of preferred stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event (as defined in the Rights Agreement) and dividing that product by (y) 50% of the then current per share market price of Valeant’s common stock on the date of such first occurrence. There are also certain other circumstances that trigger adjustments to the Purchase Price and therefore the Rights Agreement should be read in its entirety.

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional preferred shares will be issued (other than fractions which are one one-hundredth or integral multiples of one one-hundredth of a preferred share, which may, at Valeant’s election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be paid based on the market price of the preferred shares on the last trading day prior to the date of exercise.

      In the event that, directly or indirectly, (x) Valeant consolidates with, or merges with and into, any Person, (y) Valeant consolidates with, or merges with, any Person, and Valeant is the continuing or surviving corporation of such consolidation or merger (other than, in a case of any transaction described in (x) or (y), a merger or consolidation which would result in all of the securities generally entitled to vote in the election of directors (“voting securities”) of Valeant outstanding immediately prior thereto, continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) all of the voting securities of Valeant or such surviving entity outstanding immediately after such merger or consolidation and the holders of such securities not having changed as a result of such merger or consolidation) or (z) Valeant sells or otherwise transfers (or one or more of its subsidiaries sells or otherwise transfers), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of Valeant and its subsidiaries (taken as a whole) to any Person, (collectively, an “Event”) then, and in each such case (except as provided in the Rights Agreement), proper provision will be made so that (i) each holder of a Right, except as provided in the Rights Agreement, will thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price, in accordance with the terms of the Rights Agreement and in lieu of shares of preferred stock, such number of freely tradeable shares of common stock of the Principal Party (as defined in the Rights Agreement), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredths of a share of preferred stock for which a Right is then exercisable (without taking into account any adjustment previously made pursuant to a section of the Rights Agreement) and (B) dividing that product by 50% of the then current per share market price of the common stock of such Principal Party (determined pursuant to the Rights Agreement) on the date of consummation of such Event; and (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Event, all the obligations and duties of Valeant pursuant to the Rights Agreement.

      At any time prior to the time any Person becomes an Acquiring Person or the expiration date of the Rights, Valeant’s board of directors may, at its option, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Rights Agreement (such redemption price being hereinafter referred to as the “Redemption Price”).

      In addition, at any time following the time any Person becomes an Acquiring Person and the expiration of any period during which the holder of Rights may exercise the rights under certain provisions of the Rights Agreement, the board of directors of Valeant may, at its option, prior to any Event, redeem all but not less than all of the then outstanding Rights at the Redemption Price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of assets or earning power aggregating 50% or more of the earning power of Valeant and its subsidiaries (taken as a whole) in which all holders of shares of common stock are treated alike and not involving (other than as a holder of shares of common stock being treated like all other such holders) an Interested Stockholder (as defined in the Rights Agreement) or (y)(aa) if and for so long as the Acquiring Person is not thereafter the beneficial owner of 15% of the shares of common stock and (bb) at the time of redemption no other Persons are Acquiring Persons. Immediately upon any redemption of the rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      Until a right is exercised, the holder thereof, as such, will have no rights as a Valeant stockholder, including, without limitation, the right to vote or to receive dividends.

      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Valeant on terms not approved by Valeant’s board of directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by Valeant at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 10% or more of the shares of common stock.

Anti-Takeover Considerations

      Valeant’s certificate of incorporation and by-laws contain a number of provisions that may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, Valeant.

     Classified Board of Directors

      Valeant’s certificate of incorporation and by-laws divide its board of directors into three classes, as nearly equal in size as possible, with staggered three year terms, and provide that:

•	directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class; and

•	any vacancy on Valeant’s board of directors may be filled by vote of a majority of the directors then in office.

     Stockholder Action, Special Meeting of Stockholders

      Valeant’s certificate of incorporation and by-laws eliminate the ability of Valeant’s stockholders to act by written consent. Valeant’s certificate of incorporation and by-laws further provide that special meetings of its stockholders may be called only by its board of directors or the corporation’s Chairman of the Board, unless otherwise prescribed by statute.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations

      Valeant’s certificate of incorporation provides that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at Valeant’s principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ prior notice or public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the tenth day following the earlier of the date on which such notice of the date of the annual meeting was mailed to stockholders or the day on which such public disclosure was made. Valeant’s certificate of incorporation also specifies requirements regarding the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Business Combinations and Limitations in Valeant’s Certificate of Incorporation

      In addition to any other vote required by Valeant’s certificate of incorporation or Delaware law, the affirmative vote of the holders of not less than 85% of the outstanding Voting Stock (as defined in Valeant’s certificate of incorporation) held by stockholders other than a Related Person (as defined below) by or with whom or on whose behalf, directly or indirectly, a Business Combination (as defined below) is proposed, voting as a single class, shall be required for the approval or authorization of such Business Combination; provided, however, that the 85% voting requirement shall not be applicable and such Business Combination may be approved by the vote required by law, if any, or by any other provision of the certificate of incorporation if either: the Business Combination is approved by the board of directors of Valeant by the affirmative vote of at least 66 2/3% of the Continuing Directors (as defined in Valeant’s certificate of incorporation), or certain conditions set forth in Valeant’s certificate of incorporation are satisfied.

      Any amendment, addition, alteration, change or repeal of the provisions regarding Business Combinations, or any other amendment of the certificate of incorporation inconsistent with or modifying or permitting circumvention of these provisions, must first be proposed by the board of directors of Valeant, upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose, and thereafter approved by the affirmative vote of the holders of not less than 85% of the then outstanding Voting Stock held by stockholders other than a Related Person by or with whom or on whose behalf, directly or indirectly, a Business Combination is proposed, voting as a single class; provided, however, that such requirement will not apply to, and such 85% vote will not be required for, any such amendment, addition, alteration, change or repeal recommended to stockholders of Valeant by the affirmative vote of not less than 66 2/3% of the Continuing Directors.

      In Valeant’s certificate of incorporation a “Business Combination” is defined as (a) any merger or consolidation of Valeant or a subsidiary with a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the ordinary course of business to or with a Related Person of any assets of Valeant or a subsidiary having an aggregate fair market value of $25,000,000 or more, (c) the issuance or transfer by Valeant of any shares of Voting Stock or securities convertible into or exercisable for such shares (other than by way of pro rata distribution to all stockholders) to a Related Person, (d) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of a Related Person, (e) the adoption of any plan or proposal for the liquidation or dissolution of Valeant or a subsidiary proposed, directly or indirectly, by or on behalf of a Related Person, (f) any merger or consolidation of the corporation with another Person (as defined in Valeant’s certificate of incorporation) proposed, directly or indirectly, by or on behalf of a Related Person unless the entity surviving or resulting from such merger or consolidation has a provision in its governing instrument which is substantially identical to the provisions regarding Business Combinations set forth in Valeant’s certificate of incorporation, or (g) any agreement, contract or other arrangement or understanding providing, directly or indirectly, for any of the transactions described above.

      In Valeant’s certificate of incorporation, a “Related Person” is defined as any individual, partnership, corporation, trust or other Person which, together with its “affiliates” and “associates,” as defined in Rule 12b-2 under the Exchange Act as in effect on January 1, 1993, and together with any other individual, partnership, corporation, trust or other Person with which it or they have any agreement, contract or other arrangement or understanding with respect to acquiring, holding, voting or disposing of Voting Stock, “beneficially owns” (within the meaning of Rule 13d-3 under the Exchange Act on said date) an aggregate of 10% or more of the outstanding Voting Stock. A Related Person, its affiliates and associates and all such other individuals, partnerships, corporations and other Persons with whom it or they have any such agreement, contract or other arrangement or understanding, shall be deemed a single Related Person for purposes of the provisions regarding Business Combinations set forth in Valeant’s certificate of incorporation; provided, however, that the members of the board of directors of Valeant shall not be deemed to be associates or otherwise to constitute a Related Person solely by reason of their board membership. A person who is a Related Person as of (i) the time any definitive agreement relating to a Business Combination is entered into, (ii) the record date for the determination of stockholders entitled to notice of and to vote on a Business

Combination or (iii) immediately prior to the consummation of a Business Combination, shall be deemed a Related Person.

     Amendments; Supermajority Vote Requirements

      Valeant’s certificate of incorporation requires the affirmative vote of not less than 75% of the voting power of all shares of Valeant entitled to vote generally in the election of directors, to amend certain provisions of Valeant’s certificate of incorporation, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings. Valeant’s certificate of incorporation expressly authorizes the board of directors to amend its by-laws; however, the certificate of incorporation requires that the by-laws shall not be amended by its stockholders without the affirmative vote of the holders of at least 75% of the voting power of all shares of the corporation entitled to vote generally in the election of directors voting together as a single class.

     Delaware Anti-Takeover Law

      Section 203 of the Delaware General Corporation Law prohibits certain “business combination” transactions between a Delaware corporation and any “interested stockholder” owning 15% or more of the corporation’s outstanding voting stock for a period of three years after the date on which the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, excluding those shares held by (i) directors who are also officers and (ii) certain employee stock plans; or

•	on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also authorized at a stockholder’s meeting, and not by written consent, by the affirmative vote of at least 66 ?% of the outstanding shares of the corporation’s voting stock which is not owned by the interested stockholder.

      Under Delaware law, a “business combination” with an interested stockholder includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

(3) Although a corporation may elect not to be governed by Section 203, Valeant has made no such election.

PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

      The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

      The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

      We have not authorized the new notes to be offered to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995, as amended, and neither this prospectus nor any other document issued in connection with this offering, together the offering document, may be passed on to any person in the United Kingdom unless that person is of a kind described in Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 or is a person to whom the document may otherwise lawfully be issued or passed on. The offering document is only directed at persons having professional experience in matters relating to investments and the offering described in the offering document is only available to such persons and only such persons will be permitted to participate in the offering. Persons who do not have professional experience in matters relating to investments should not rely on the offering document. All applicable provisions of the Financial Services and Markets Act 2000 (as amended) must be complied with in respect of anything done in relation to the new notes in, from or otherwise involving the United Kingdom.

      Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes for resale, resell or otherwise transfer the new notes without complying with the registration and prospectus delivery requirements of the Securities Act, if the holder:

•	is not an “affiliate,” as defined under the Securities Act, of ours;

•	acquired the new notes in the ordinary course of business;

•	is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a “distribution,” as defined under the Securities Act, of the new notes; and

•	is not acting on behalf of any person who could not truthfully make the foregoing representations.

      If any of the above conditions is not satisfied or the holder acquired its old notes to be exchanged for new notes in the exchange offer directly from us or any of our affiliates, the holder must acknowledge and agree that it:

•	may not, under SEC policy as in effect on July 1, 2003, rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

      Any broker-dealer that receives new notes for its own account in exchange for old notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each broker-dealer that receives new notes for its own account in exchange for old notes must represent that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities (and not acquired directly from the issuer or any of its affiliates) and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities (and not acquired directly from the issuer or any of its affiliates). Any profit on these resales of new notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act.

      We have agreed that, upon receiving prior written notice from a participating broker-dealer, during the period ending on the earlier of (1) 270 days from the effective date of the exchange offer registration statement, subject to extension in limited circumstances, and (2) the date on which participating broker-dealers are no longer required to deliver a prospectus in connection with any resale of new notes, we will use commercially reasonable efforts to keep the exchange offer registration statement effective to the extent necessary to ensure that this prospectus is available for sales of the new notes by participating broker-dealers.

      A broker-dealer desiring that the exchange offer registration statement be kept continuously effective for resales of new notes must notify us in writing that such broker-dealer acquired new notes as a result of market-making or other trading activities and that such new notes were not received in exchange for old notes (in the exchange offer) that were acquired directly from us or any of our affiliates, such that the broker-dealer would be required to deliver a prospectus under the Securities Act upon a subsequent sale or other disposition of the new notes. A broker-dealer making dispositions of new notes pursuant to the exchange offer registration statement will be required to suspend its use of the prospectus included in the exchange offer registration statement, as amended or supplemented, under specified circumstances upon receipt of written notice to that effect from us.

      We will not receive any proceeds from any sale of the new notes by broker-dealers. Broker-dealers acquiring new notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such selling broker-dealer and/or the purchasers of such new notes.

      We have agreed to pay all expenses incident to our participation in the exchange offer, including the reasonable fees and disbursements of one counsel for the holders of old notes and the initial purchaser, other than underwriting discounts and commissions, and will indemnify holders of the old notes, including any broker-dealers selling new notes in accordance with this “Plan of Distribution and Selling Restrictions” section, against specified types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the new notes offered hereby is being passed upon for us by Sheppard Mullin Richter & Hampton LLP, San Francisco, California.

EXPERTS

      The financial statements incorporated in this Registration Statement on Form S-4 by reference to the Annual Report on Form 10-K of Valeant Pharmaceuticals International for the year ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      With respect to the unaudited financial information of Valeant Pharmaceuticals International for the three month periods ended March 31, 2004 and 2003, incorporated by reference in this Registration Statement on Form S-4, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 6, 2004, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

      Valeant is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. Such reports, proxy statements and other information filed by us may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Reports, proxy and information statements and other information filed electronically by us with the Commission are available at the Commission’s website at http://www.sec.gov.

      The Commission allows us to “incorporate by reference” into this offering circular the information we file with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this offering circular. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and all future documents filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering to which this prospectus relates:

•	Valeant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Valeant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

•	Valeant’s Current Report on Form 8-K dated July 22, 2004;

•	Valeant’s Proxy Statement relating to our Annual Meeting of Stockholders held on May 25, 2004;

•	The description of the common stock in Valeant’s Registration Statement on Form 8-A filed with the Commission on October 24, 1994, as amended by Form 8-A/ A filed on October 25, 1994;

•	The description of Valeant’s Rights Agreement in Valeant’s Registration Statement on Form 8-A/ A filed with the Commission on November 10, 1994;

•	All of our filings pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement.

      You may request a copy of these filings at no cost, by writing or telephoning us at:

Corporate Secretary

Valeant Pharmaceuticals International
3300 Hyland Avenue
Costa Mesa, CA 92626
(714) 545-0100

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Section 145 (“Section 145”) of the General Corporation Law of the state of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery of the state of Delaware (the “Chancery Court”) or the court in which such action or suit was brought, shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for the expenses that the Chancery Court or such other court deems proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard of conduct, as determined by a majority of the disinterested board of directors, or otherwise as described in Section 145.

      The certificate of incorporation and bylaws of Registrant, as amended, provide indemnification to the Registrant’s officers and directors against liabilities they may incur in their capacities as such, which indemnification is similar to that provided by Section 145. Registrant has also entered into agreements with certain of its officers indemnifying them against liability they may incur in their capacity as such consistent with the DGCL and the certificate of incorporation and bylaws of Registrant. Registrant also carries directors’ and officers’ liability insurance, providing aggregate limits of liability of $50,000,000 (excess of a self-insured retention of $2,500,000 per claim).

      Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit. Registrant has provided in its certificate of incorporation, as amended, that its directors shall be exculpated from liability as provided under Section 102(b)(7) of the DGCL and to the fullest extent permitted by the DGCL.

      The foregoing summaries are qualified in their entirety by reference to the complete text of the DGCL, the Registrant’s certificate of incorporation and bylaws and the agreements referred to above.

Item 21.	Exhibits and Financial Statement Schedules

      (a) The following exhibits are filed as part of this registration statement or incorporated by reference herein:

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to our Registration Statement No. 33-84534)
4.1	Indenture, dated as of December 12, 2003, among Valeant Pharmaceuticals International as issuer, Ribapharm Inc. as co-obligor and The Bank of New York as Trustee(2)
4.2	Form of 7.0% Senior Note (provided as Exhibit A-1 to Exhibit 4.1 to this registration statement)
4.3	Registration Rights Agreement, dated December 12, 2003, between Valeant Pharmaceuticals, International and Ribapharm Inc., on the one hand, and Bear Stearns & Co. on the other hand(2)
5	Opinion of Sheppard Mullin Richter & Hampton LLP(1)
12	Statement re: Computation of Ratios(1)
15	Awareness Letter of Independent Registered Public Accounting Firm(1)
23.1	Consent of PricewaterhouseCoopers LLP(1)
23.2	Consent of Sheppard Mullin Richter & Hampton LLP (to be included in Exhibit 5 hereof)
24	Powers of Attorney(2)
25	Statement of Eligibility of the Trustee on Form T-1(2)
99.1	Form of Letter of Transmittal(1)
99.2	Form of Notice of Guaranteed Delivery(1)
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees(1)
99.4	Form of Letter to Clients(1)

(1)	Filed herewith

(2)	Previously filed

Item 22.	Undertakings

      (a) The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Costa Mesa, California on the 22nd day of July, 2004.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ ROBERT W. O’LEARY

Robert W. O’Leary

Chairman of the Board, Chief Executive Officer

Signature		Title

/s/ ROBERT W. O’LEARY* Robert W. O’Leary		Chairman of the Board, Chief Executive Officer (Principal Executive Officer)

/s/ BARY G. BAILEY Bary G. Bailey		Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ TIMOTHY C. TYSON Timothy C. Tyson		President, Chief Operating Officer and Director

/s/ EDWARD A. BURKHARDT* Edward A. Burkhardt		Director

/s/ ROBERT A. INGRAM* Robert A. Ingram		Director

/s/ RICHARD H. KOPPES* Richard H. Koppes		Director

/s/ LAWRENCE N. KUGELMAN* Lawrence N. Kugelman		Director

/s/ THEODOSE MELAS-KYRIAZI* Theodose Melas-Kyriazi		Director

/s/ RANDY H. THURMAN* Randy H. Thurman		Director

/s/ ELAINE S. ULLIAN Elaine S. Ullian		Director

*By:	/s/ BARY G. BAILEY Bary G. Bailey Attorney-in-Fact

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to our Registration Statement No. 33-84534)
4.1	Indenture, dated as of December 12, 2003, among Valeant Pharmaceuticals International as issuer, Ribapharm Inc. as co-obligor and The Bank of New York as Trustee(2)
4.2	Form of 7.0% Senior Note (provided as Exhibit A-1 to Exhibit 4.1 to this registration statement)
4.3	Registration Rights Agreement, dated December 12, 2003, between Valeant Pharmaceuticals, International and Ribapharm Inc., on the one hand, and Bear Stearns & Co. on the other hand(2)
5	Opinion of Sheppard Mullin Richter & Hampton LLP(1)
12	Statement re: Computation of Ratios(1)
15	Awareness Letter of Independent Registered Public Accounting Firm(1)
23.1	Consent of PricewaterhouseCoopers LLP(1)
23.2	Consent of Sheppard Mullin Richter & Hampton LLP (to be included in Exhibit 5 hereof)
24	Powers of Attorney(2)
25	Statement of Eligibility of the Trustee on Form T-1(2)
99.1	Form of Letter of Transmittal(1)
99.2	Form of Notice of Guaranteed Delivery(1)
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees(1)
99.4	Form of Letter to Clients(1)

(1)	Filed herewith

(2)	Previously filed